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                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                     between

                         FEDERAL-MOGUL IGNITION COMPANY

                                       and

                        AVIATION ACQUISITION CORPORATION

                              dated April 29, 2001


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TABLE OF CONTENTS
-----------------

Article           Heading
-------           -------

I.                Definitions
II.               Purchase and Sale of the Assets and Liabilities
III.              Closing
IV.               Representations and Warranties of Federal-Mogul
V.                Representations and Warranties of Buyer
VI.               Covenants of Buyer and Federal-Mogul
VII.              Conditions to Federal-Mogul's Obligations
VIII.             Conditions to Buyer's Obligations
IX.               Actions by Federal-Mogul and Buyer After the Closing
X.                Miscellaneous







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                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of __________, 2001, is by and among Aviation Acquisition Corporation, a Delaware corporation ("Buyer"), and Federal-Mogul Ignition Company, a Delaware corporation ("Federal-Mogul").

                                    RECITALS

         A. Among other businesses and activities, Federal-Mogul is engaged in the business formerly operated by Federal-Mogul Aviation, Inc. of researching, designing, developing, engineering, manufacturing, marketing, distributing and selling ignition systems and related components and other products, including, without limitation, igniters, spark plugs, exciters, ignition leads, oil filters, power supplies and ignition harnesses, which business: (a) for turbine and piston aircraft and other aerospace engine applications, includes, without limitation, the assets and liabilities reflected in the Audited Financial Statements and the activities conducted by Federal-Mogul at the facility (including offices, improvements and an administration building) located at 1230 Old Norris Road, Liberty, South Carolina (the "Facility") and (b) for industrial applications consists of the activities currently or at Closing being conducted by Federal-Mogul at or from the Facility and the assets and liabilities reflected in the Audited Financial Statements, in each of (a) and (b) also including the related activities conducted by salespersons outside the Facility including, without limitation, those sales persons located in Texas and Belgium (such business hereinafter referred to as "the Business").

         B. Federal-Mogul desires to sell such assets and liabilities of the Business, and Buyer desires to purchase such assets and liabilities, all on the terms and conditions hereinafter set forth.

                                    AGREEMENT

         NOW, THEREFORE, the parties agree as follows:

                                   ARTICLE I.
                                   DEFINITIONS

As used herein, the terms below shall have the following meanings. Any of these terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

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         "Accrued Benefit Obligations" shall have the meaning described in
         Section 2.04(h) of this Agreement.

         "Action" shall mean any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, governmental audit, inquiry, criminal prosecution, investigation or unfair labor practice charge or complaint.

         "Asbestos Claims" shall mean any and all past, present and future Actions, charges, demands, disputes, controversies, audits, inquiries, causes of action, allegations, assertions and accusations for any damage of any and every kind and nature (whether actual, direct, indirect, special, incidental, consequential, punitive or otherwise), including, without limitation, any conditions, diseases, illnesses, sicknesses or other personal injuries (whether physical, emotional or otherwise and whether or not diagnosed or diagnosable on or before the Closing Date) suffered by or affecting any Person, caused by (or allegedly caused by), directly or indirectly, in whole or in part, asbestos and/or asbestos-containing products, goods, components, parts, assemblies, sub-assemblies or other items and/or the handling, production or manufacture thereof and arising out of, resulting from or relating to (or allegedly arising out of, resulting from or relating to) (i) any products, goods, components, parts, assemblies, sub-assemblies or other items containing or incorporating asbestos that are or were designed, manufactured, produced, built, fabricated, handled, assembled, sold or distributed by Federal-Mogul, Federal-Mogul Corporation or any of their respective affiliates or Subsidiaries (including, without limitation, any predecessor thereof and/or any former affiliate or Subsidiary thereof) or any of them or any other firm, corporation or other entity or Person for or with respect to which the Federal-Mogul Entities or any of them is or may be liable or responsible (collectively, the "Federal-Mogul Entities") at any time,
         (ii) any past, present or future facilities or properties of the Federal-Mogul Entities or any of them and/or (iii) any acts or omissions of the Federal-Mogul Entities or any of them.

         "Assets" shall have the meaning described in Section 2.01 of this Agreement.

         "Assumed Liabilities" shall have the meaning described in Section 2.03 of this Agreement.

         "Audited Financial Statements" shall mean the balance sheets and statements of operations and cash flow attached as Exhibit A.

         "Aviation Intellectual Property" shall mean all Intellectual Property that is owned by Federal-Mogul or by a third party and that is used or held for use (whether by license, sublicense or otherwise) in the conduct of the Business.

         "Balance Sheet" shall mean the audited balance sheet as of December 31, 2000, as contained in the Audited Financial Statements.

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         "Benefit Arrangement" shall mean any employment, consulting, severance or other similar contract, arrangement or policy and each plan, arrangement, program, agreement or commitment providing for insurance coverage (including any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred compensation, profit sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is not a Welfare Plan or Pension Plan, and which (1) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by or on behalf of the Business or (2) covers any employee of the Business (with respect to their relationship with such entity).

         "Books and Records" shall mean all books, records, lists, ledgers, files, reports, plans, drawings and operating records of any kind pertaining to the Business.

         "Burlington Agreements" shall mean agreements substantially in the form attached as Exhibit G.

         "Business" shall have the meaning described in Recital A to this Agreement.

         "Buyer" shall have the meaning described in the preamble to this Agreement.

         "Buyer Indemnified Parties" shall have the meaning described in Section 9.03(a) of this Agreement.

         "Cambridge Agreements" shall mean agreements substantially in the form attached as Exhibit H.

         "Claim" shall have the meaning described in Section 9.07(b) of this Agreement.

         "Closing" shall have the meaning described in Section 3.01 of this Agreement.

         "Closing Date" shall have the meaning described in Section 3.01 of this Agreement.

         "Closing Date Balance Sheet" shall have the meaning described in
         Section 2.07(a) of this Agreement.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.


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         "Condition" shall mean an occupational condition, cumulative trauma, hearing loss, illness, sickness, disease or other injury.

         "Contract" shall mean any of the agreements, contracts, licenses, leases, notes, evidence of indebtedness, letters of credit, franchise agreements, covenants not to compete, employment agreements, instruments and other written or oral commitments concerning the Business or to which the Business is subject.

         "Date of Loss" shall mean the date of the incident where the incident is a discrete occurrence such as a traumatic event, and shall mean the date that a Hired Employee learned the nature of the problem (for example, the date of diagnosis) where the trauma or other injury arose over some period of time, all with respect to liabilities and obligations arising out of or related to workers' compensation under any Benefit Arrangement or other liability with respect to any Condition suffered by any Hired Employee resulting from, or arising in connection with, the employment of the employee by Federal-Mogul in the Business or by the Buyer.

         "Employee Plans" shall mean all Benefit Arrangements, Welfare Plans, and Pension Plans.

         "Encumbrance" shall mean any lien, pledge, option, charge, security interest, mortgage, restriction, encumbrance or other adverse claim of any kind or other right of any third party.

         "Environmental Laws" shall mean all foreign, federal, state, district, and local laws, all rules or Regulations promulgated thereunder, and all orders, consent orders, judgments, Permits, licenses and demand letters issued, promulgated or entered pursuant thereto which are applicable to the Business as of the date of this Agreement relating to pollution, protection, or remediation of the environment or the control, licensing or qualification of any chemical because of its deleterious effect on persons or the environment. Environmental Laws shall include without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), the Toxic Substances Control Act ("TSCA"), as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended ("RCRA"), the Clean Water Act, as amended, the Safe Drinking Water Act, as amended, the Clean Air Act, as amended, and all analogous laws promulgated or issued by any state or other governmental authority.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA Affiliate" shall mean any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with or under "common control" with Federal-Mogul as defined under Section 414(b) or (c) (establishing a control

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         group based on parent / subsidiary relationships or other
         affiliations), Section 414(m) (establishing a control group based on affiliated services group), or Section 414(o) (other, catch-all) of the Code.

         "Escrow Agent" shall mean the Person selected by Federal-Mogul and the Buyer to act as escrow agent under the Escrow Agreement.

         "Escrow Agreement" shall mean the escrow agreement among Federal-Mogul, the Buyer and Escrow Agent substantially in the form attached hereto as Exhibit B.

         "Escrow Amount" shall have the meaning described in Section 2.06 of this Agreement.

         "Excluded Assets" shall have the meaning described in Section 2.02 of this Agreement.

         "F-M Indemnified Parties" shall have the meaning described in Section
         9.04 of this Agreement.

         "Facility" shall have the meaning described in Recital A.

         "Federal-Mogul" shall have the meaning described in the preamble to this Agreement.

         "Final Effective Date Balance Sheet" shall have the meaning described in Section 2.07(d) of this Agreement.

         "Final Effective Net Working Capital Statement" shall have the meaning described in Section 2.07(d) of this Agreement.

         "Final Payment Date" shall have the meaning described in Section 2.07(d) of this Agreement.

         "GAAP" shall mean generally accepted accounting principles in the United States of America, as in effect from time to time.

         "Guarantee and Support Agreement" shall mean that certain Guarantee and Support Agreement, dated of even date with this Agreement, by and among TransDigm, Inc., the Buyer and Federal-Mogul Corporation.

         "Hired Employees" shall have the meaning described in Section 9.09(a) of this Agreement.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

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         "Indebtedness" shall mean, to the extent related to the Business (a)
         all indebtedness of Federal-Mogul, whether or not contingent, for borrowed money, (b) all obligations of Federal-Mogul for the deferred purchase price of property or services, (c) all obligations of Federal-Mogul evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by Federal-Mogul, (e) all obligations, contingent or otherwise, of Federal-Mogul under acceptance, letter of credit or similar facilities, (f) all Indebtedness of others referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by Federal-Mogul, or in effect guaranteed directly or indirectly by Federal-Mogul, and (g) all Indebtedness referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property (except Trade Accounts Receivable) owned by Federal-Mogul, even though Federal-Mogul has not assumed or become liable for the payment of such Indebtedness.

         "Indemnified Party" shall mean, with respect to any particular Claim, the party seeking indemnification from another party pursuant to
         Article IX.

         "Indemnifying Party" shall mean, with respect to any particular Claim, any party against whom a claim for indemnification is asserted pursuant to Article IX.

         "Intellectual Property" shall mean (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), and patents, patent applications, invention disclosures, and other rights of invention in the United States and abroad, including any continuing applications, reissued patents, reexamined patents or other applications or patents claiming the benefit of the filing date of any such application or patent (referred to herein as the patent properties) (b) registered and unregistered trademarks, including service marks, trade names, trade dress, logos, domain names, product names and slogans, worldwide, and registrations and applications for registration thereof, (c) copyrights and other rights of authorship, in the United States and abroad, and any applications, registrations and renewals in connection therewith, (d) trade secrets and confidential business and technical information (collectively which is defined to include ideas, research and development, know-how, formulas, technology, compositions, manufacturing and production processes and techniques, technical data, engineering, production and other designs, plans, drawings, engineering notebooks, industrial models, software, specifications, financial, marketing and business data, including electronic data, pricing and cost information, business and marketing plans and customer and supplier lists and information), (e) computer and electronic data, data processing programs, documentation and software, both source code and object code (including flow charts, diagrams, descriptive texts and programs, computer print outs, underlying tapes, computer

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         databases and similar items), computer applications and operating programs and web sites (including all related computer code and content), (f) rights to exclude others from appropriating any of such intellectual property including the rights to sue for and remedies against past, present and future infringements of any or all of the foregoing and rights of priority and protection of interests therein under the laws of the United States and abroad, and (g) any other proprietary, intellectual property and other rights relating to any or all of the foregoing.

         "Intellectual Property Agreements" shall mean, collectively, the following agreements to be delivered by Federal-Mogul to Buyer pursuant to Section 3.02: (a) the Trademark License substantially in the form attached hereto as Exhibit E-1; (b) the Patent and Technology License substantially in the form attached hereto as Exhibit E-2; (c) the Trademark Assignment substantially in the form attached hereto as Exhibit F-1; and (d) the Patent and Technology Assignment substantially in the form attached hereto as Exhibit F-2.

         "IT Document" shall mean the document attached to this Agreement as Exhibit J.

         "Key Customers" shall have the meaning described in Section 4.19(b) of this Agreement.

         "Key Suppliers" shall have the meaning described in Section 4.19(b) of this Agreement.

         "Losses" shall have the meaning described in Section 9.03 of this Agreement.

         "Material Adverse Effect" shall mean (a) any material adverse effect on or change with respect to (i) the business, operations, properties, Assets, liabilities, financial condition or results of operations of the Business or (ii) the right or ability of Federal-Mogul to consummate any of the transactions contemplated by this Agreement, or
         (b) any event, condition or circumstance or set of facts which could, with the passage of time, the giving or receipt of notice or the occurrence or nonoccurrence of any other circumstance, action or event, constitute a "Material Adverse Effect" described in the foregoing clause (a).

         "Material Contracts" shall have the meaning described in Section 4.21(a) of this Agreement.

         "Net Working Capital" shall mean the total current assets of the Business less the total current liabilities of the Business calculated pursuant to the methodology set forth on Exhibit C.

         "Neutral Auditor" shall have the meaning described in Section 2.07(c) of this Agreement.

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         "Notice of Change" shall have the meaning described in Section 6.05 of this Agreement.

         "Offered Employees" shall have the meaning described in Section 9.09(a) of this Agreement.

         "Organizational Documents" shall mean (a) the articles or certificate of incorporation of a corporation; (b) the bylaws of a corporation; (c) the limited liability agreement and the certificate of formation (or similar document) of a limited liability company; and (d) any amendment to any of the foregoing.

         "Owned Real Property" shall mean the real estate shown on the map attached as Exhibit D.

         "Pension Plan" shall mean any "employee pension benefit plan" as defined in Section 3(2) of ERISA (1) which the Business or any ERISA Affiliate of Federal-Mogul maintains, administers, contributes to or is required to contribute to or since October 9, 1998, has maintained, administered, contributed to or been required to contribute to and (2) which covers any employee or former employee of the Business or any ERISA Affiliate (with respect to their relationship with Federal-Mogul). This term includes the defined benefit pension plan and the 401(k) plan currently being offered to or maintained for employees of the Business.

         "Permitted Encumbrances" shall mean (i) mechanics, materialmen's and similar liens arising in the ordinary course of business with respect to any amounts not yet due and payable or which are being contested in good faith through appropriate proceedings, (ii) Encumbrances for Taxes not yet due and payable, (iii) Encumbrances securing rental payments under capital lease agreements, (iv) Encumbrances and restrictions on real property that do not materially interfere with the present uses of such real property, and (v) other Encumbrances that are not material to any assets or properties, either individually or in the aggregate, that arise in the ordinary course of business, and are not incurred in connection with the borrowing of money.

         "Permits" shall mean all licenses, permits, franchises, certificates, approvals and other governmental authorizations necessary to carry on the Business in all material respects as presently conducted.

         "Person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability partnership, limited liability company, joint venture, estate, trust, association, labor union or other entity or governmental body.



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         "PMA" shall mean Parts Manufacturing Approvals issued by the Federal
         Aviation Administration.

         "Purchase Price" shall have the meaning described in Section 2.06 of this Agreement.

         "Retained Employees" shall have the meaning described in Section 9.09(b) of this Agreement.

         "Regulations" shall mean any laws, statutes, ordinances, regulations, rules, notice requirements, agency guidelines and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation Environmental Laws, energy, motor vehicle safety, public utility, zoning, building and health codes, occupational safety and health laws and laws respecting employment practices, employee documentation, terms and conditions of employment and wages and hours.

         "Representative" shall mean any officer, director, principal, attorney, agent, employee or other representative.

         "Sparta Agreement" shall mean an agreement substantially in the form attached as Exhibit I.

         "Subsidiaries" shall mean, with respect to any Person, (i) any corporations, partnerships, limited liability companies, associations or other business entities of which (a) 50% or more of the total voting power of shares or other voting securities outstanding thereof or (ii) 50% or more of the value of shares or other equity ownership interests outstanding thereof is owned or controlled, directly or indirectly, by such Person. The term "Subsidiaries" shall also include any partnership of which such Person is a general partner, and shall include any limited liability company of which such Person is a managing member.

         "Target Working Capital" shall mean $10,325,000.

         "Tax" or "Taxes" shall mean all federal, state, local, foreign and other taxes, assessments or other government charges, including, without limitation, income, estimated income, gross receipts, profits, business, license, occupation, franchise, capital stock, real or personal property, sales, use, transfer, value added, employment or unemployment, social security, disability, alternative or add-on minimum, customs, excise, stamp, environmental, commercial rent or withholding taxes, including interest, penalties and additions in connection therewith for which Federal-Mogul is or may be liable.



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         "Tax Return" shall mean any return, declaration, report, claim for refund or information return or statement or other tax form relating to Taxes, including any schedule or attachment thereto.

         "Trade Accounts Receivable" shall have the meaning described in Section 2.02(b) of this Agreement.

         "Transaction Documents" shall mean the Guarantee and Support Agreement and the other documents and other items listed in Sections 3.02 and
         3.03 of this Agreement.

         "Treasury Regulations" shall mean the applicable regulations promulgated under the Code.

         "Vehicles" shall mean all automobiles and other vehicles owned or leased by the Business.

         "Welfare Plan" shall mean any "employee welfare benefit plan" as defined in Section 3(1) of ERISA (including, without limitation, any post-retirement welfare benefit plan), (1) which Federal-Mogul or an affiliate maintains, administers, contributes to or is required to contribute to, and (2) which covers any employee or former employee of the Business.

                                   ARTICLE II.
                 PURCHASE AND SALE OF THE ASSETS AND LIABILITIES

2.01 TRANSFER OF ASSETS. Upon the terms and subject to the conditions herein set forth, Federal-Mogul agrees to sell, assign, transfer and convey to Buyer, and Buyer agrees to purchase from Federal-Mogul, on the Closing Date, all of the tangible and intangible assets, properties and business used or held for use in the conduct of the Business, whether real or personal, of every kind and nature and wherever situated, in the form held by Federal-Mogul, except as provided in
Section 2.02, free and clear of all Encumbrances except the Permitted Encumbrances and as otherwise provided in this Agreement, including, without limitation, all assets reflected in the Balance Sheet and not disposed of in the ordinary course of the business as permitted by this Agreement and all assets of the Business hereafter acquired (the "Assets"), and including, without limitation, all of the following:

         (a) The Aviation Intellectual Property (excluding the Aviation Intellectual Property to be licensed to Buyer as described in Section 2.02(h).

         (b) Subject to Section 2.05 of this Agreement, all Contracts;

         (c) Owned Real Property, together with all buildings, fixtures, and improvements



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erected thereon;

         (d) The owned and consigned inventory of the Business, including supplies, raw materials, work in process and finished goods, both on hand and on order;

         (e) Furniture, fixtures, machinery, equipment and other personal property located at the Facility as of the Closing Date;

         (f) Prepaid items, credits for refunds, and rights of offset relating exclusively to the Business;

         (g) All credit balances of or inuring to Federal-Mogul with respect to the Business, including rebates from suppliers;

         (h) Records relating exclusively to the Business, including, without limitation, accounting records, customer lists, sales records, credit data and other information regarding customers, suppliers, distributors and agents of the Business. With respect to any non-exclusive records relating to the Business, Federal-Mogul shall provide Buyer reasonable access to review and copy such records during regular business hours upon two business days written notice;

         (i) All permits, licenses, franchises, authorizations, certificates, approvals, registrations and other governmental authorizations relating to the Business (including, without limitation, PMA's);

         (j) All part drawings and specifications, blueprints, designs, test data, research and development files, memoranda, promotional materials, logs, journals and other technical materials used in the Business;

         (k) All Vehicles identified in Schedule 2.01(k); and

         (l) Possession but not ownership of materials held by the Business on consignment.

2.02 EXCLUDED ASSETS. Notwithstanding the foregoing, this sale shall not include the following assets (the "Excluded Assets"):

         (a) Cash, cash equivalents or intercompany accounts receivable relating to the Business (other than petty cash located at the Facility, but "Excluded Assets" shall include petty cash in any bank account);

         (b) All accounts receivable arising from the sale of merchandise rendered by the Business arising before or on the Closing Date (the "Trade Accounts Receivable");

         (c) Insurance policies covering the Business;



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         (d)  Any assets under any Employee Plans;

         (e) Subject to the Cambridge Agreements, the equipment located at the facility of Federal-Mogul in Cambridge, Ohio as set forth on Schedule 2.02(e);

         (f) Computer software, systems, and equipment as set forth in the IT Document as items 2.2, 3.2, 3.5, 3.6, and 4.1;

         (g) All stock of Federal-Mogul World Wide, Inc.;

         (h) The Intellectual Property to be licensed to Buyer pursuant to the Intellectual Property Agreements; and

         (i) All bank accounts.

2.03 ASSUMPTION OF LIABILITIES. The Buyer shall be responsible for and shall adopt and assume, with effect from the Closing, and shall perform and discharge in full, only the following liabilities and the obligations of Federal-Mogul relating to the Business:

         (a) All obligations and liabilities arising or performable after the Closing Date under any of the Contracts assigned to the Buyer or for which the Buyer is receiving the economic benefits of as provided in Section 2.05 (other than liabilities and obligations attributable to any failure by Federal-Mogul to comply with the terms thereof except as otherwise provided in this Agreement). The foregoing shall include but not be limited to Federal-Mogul's obligations for the unexpired portion of Federal-Mogul's warranty for parts and labor on goods sold by the Business prior to the Closing Date, all accepted orders from customers of the Business, and all purchase orders of the Business issued in the ordinary course of business;

          (b) All Taxes (other than (i) income taxes, and (ii) sales, transfer and similar Taxes in excess of $200,000 that are incurred in connection with the consummation of the transactions contemplated herein) to the extent such Taxes are shown as liabilities on the Balance Sheet and all such Taxes that relate to the Business and are incurred after December 31, 2000 in the ordinary course of business and are unpaid as of the Closing Date;

         (c) All sales, transfer and similar Taxes that are incurred or imposed as a result of the consummation of the transactions contemplated herein, to the extent such Taxes do not exceed $200,000;

         (d) All trade accounts payable relating to the Business as of the Closing Date;

         (e) Any liabilities arising after the Closing Date based upon, arising out of, relating to or otherwise in connection with events, actions, occurrences, omissions,



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circumstances or conditions occurring after the Closing Date with respect to the
Facility under any Environmental Laws;

         (f) Any liabilities related to employee compensation other than liabilities under the Employee Plans, and related taxes, penalties and expenses, as well as disability pay and related taxes, penalties and expenses accrued and/or assessed as of the Closing Date and payable subsequent to the Closing Date for Hired Employees, and any liabilities related to reimbursement to Hired Employees of expenses incurred by such Hired Employees but not paid as of the Closing Date (except those reimbursements not paid in the ordinary course of business consistent with past practice);

         (g) All amounts owing, obligations and liabilities in respect of the termination or any other payments on leaving employment after the Closing Date or on retirement after the Closing Date of Hired Employees except for the stay bonuses referred to in schedule 2.03(g) and except for any obligations, liabilities, or amounts payable under the Employee Plans;

         (h) All liabilities and obligations arising out of or related to any Condition (whether such liabilities and obligations arise under a Benefit Arrangement or under worker's compensation, but excluding in any event liabilities and obligations arising under any Welfare Plan and liabilities and obligations related directly or indirectly to Asbestos Claims) suffered by any Hired Employee resulting from, or arising in connection with, the employment of the employee by Federal-Mogul in the Business or by the Buyer and where the Date of Loss for such Condition occurred after the Closing Date, regardless of whether the Condition occurred over a period that was solely before the Closing Date or includes time both before and after the Closing Date;

         (i) All amounts owing, obligations and liabilities arising from the conduct of the Business after the Closing Date including, without limitation the following: (i) all liabilities and obligations to third parties in respect of tort claims involving the Business (whether personal injury, bodily harm or property damage) that arise from products of the Business sold by the Buyer after the Closing Date; (ii) all liabilities in respect of any Actions in respect of which proceedings have been served on Federal-Mogul after the Closing Date that arise out of the conduct of the Business or the use of the Assets by the Buyerafter the Closing Date;

         (j) All costs and liabilities relating to or arising in connection with any recall of any product sold by the Buyer after the Closing Date (except to the extent the same relates to a breach by Federal-Mogul of its express representations and warranties contained in this Agreement);

         (k) All medical, dental, life and welfare benefit claims incurred after the Closing Date, excluding all such claims relating directly or indirectly to Asbestos Claims. Claims are deemed to be incurred on the date services are rendered or the date of death or disability; and

          (l) All liabilities reflected on the Balance Sheet and which remain outstanding as of the Closing Date and all liabilities relating to the Business which are incurred by Federal-Mogul in the ordinary course of business consistent with past practice after December 31, 2000 through the Closing Date, in each case excluding (i) Excluded Liabilities, (ii) liabilities and obligations which relate to a breach of or noncompliance with any Contract or Permit, any tort, any infringement or violation of law and/or arose out of any Action and (iii) liabilities and obligations relating directly or indirectly to Asbestos Claims.

          The liabilities and obligations referred to in subparagraphs (a) through (l) of this paragraph 2.03 are referred to herein as the "Assumed Liabilities", and the Assumed Liabilities are the only liabilities or obligations of Federal-Mogul which Buyer shall assume in connection with the transaction which is the subject hereof. Without limiting the generality of the foregoing, in no event shall the Buyer assume or be liable or responsible for any liability or obligation related directly or indirectly to Asbestos Claims.

2.04 EXCLUDED LIABILITIES. For purposes of this Agreement, the term "Excluded Liabilities" means any and all liabilities that are not assumed by Buyer under
Section 2.03, including without limitation the following:

         (a) Any debt, intercompany accounts payable, litigation matters, any obligations as indemnitor, guarantor or surety, and any obligations under any Employee Plans;

         (b) All liabilities and obligations to third parties in respect of tort claims involving the Business (whether personal injury, bodily harm or property damage) that arise from products of the Business sold on or before the Closing Date;

         (c) All liabilities in respect of any Actions that: (i) arise out of tort claims involving the Business (whether personal injury, bodily harm or property damage) that arise from products of the Business sold by Federal-Mogul on or before the Closing Date; (ii) that were served on Federal-Mogul on or before the Closing Date; or (iii) arise out of the conduct of the Business on or prior to the Closing Date regardless of when served except to the extent that such Actions referred to in this clause (iii) relate to Assumed Liabilities;

         (d) All liabilities for and relating to Indebtedness or the guarantee of any Indebtedness in each case for borrowed money;

         (e) All liabilities under any Welfare Plan for any claims incurred but not reported on or before the Closing Date. Claims are deemed to be incurred on the date services are rendered or the date of death or disability;

         (f) All liabilities with respect to the Retained Employees or former employees of the Business;

         (g) Payment, to any Hired Employee, of any (i) severance or other similar compensation or benefits arising in connection with any such Hired Employee's termination of employment in connection with the consummation of the transactions contemplated hereby, or (ii) any stay bonuses agreed by Federal-Mogul;

         (h) Pension Plan benefit obligations with respect to persons who are current, former, or retired employees of the Business on the Closing Date ("Accrued Benefit Obligations");

         (i) All liabilities and obligations arising after the Closing Date out of or related to any Condition (whether such liabilities and obligations arise under a Benefit Arrangement or under workers' compensation) suffered by any Hired Employee resulting from, or arising in connection with, the employment of the employee by Federal-Mogul in the Business or by the Buyer and where the Date of Loss for such Condition occurred before the Closing Date;

         (j) Liabilities relating to the facility associated with an affiliate of Federal-Mogul located in Weatherly, Pennsylvania, including any maintenance payments made to or on behalf of such facility that have previously been made by the Business;

         (k) Liabilities for any Taxes, except for such Taxes that are Assumed Liabilities;

         (l) All liabilities and obligations related directly or indirectly to Asbestos Claims; and

         (m) All liabilities and obligations relating to the Excluded Assets.

         The Excluded Liabilities shall be and remain the sole and exclusive responsibility of Federal-Mogul, and Federal-Mogul shall be solely liable and responsible for, and shall perform and discharge in full, all of the Excluded Liabilities.

2.05 ASSIGNMENT OF CONTRACTS AND RIGHTS. Anything contained herein to the contrary notwithstanding, this Agreement shall not constitute an assignment, an attempted assignment or an agreement to assign any Contract or Permit if an assignment, attempted assignment or agreement to assign of the same without the consent of any other party or parties thereto or, in the case of any Permit, the governmental authority that issued or granted such Permit, would constitute a breach thereof or not be permitted by law, or in any material way impair the rights of Federal-Mogul or Buyer thereunder. Federal-Mogul shall use its commercially reasonable efforts (it being understood that such efforts shall not include any requirement to pay any consideration or offer or grant any financial accommodation), and the Buyer shall cooperate (it being understood that such cooperation shall not include any requirement to pay any consideration or offer or grant any financial accommodation) in all reasonable respects with Federal-Mogul, to obtain prior to the Closing all consents and to resolve all impracticalities of assignments or transfers necessary to sell, assign, convey, transfer and deliver to the Buyer the Assets. If any such consent is not obtained or if an attempted assignment or agreement to assign would be ineffective or would impair Federal-Mogul's or the Buyer's rights under any such Contract or Permit so that the Buyer would not receive all material rights needed to conduct the Business, then Federal-Mogul shall (x) use its commercially reasonable efforts (it being understood that such efforts shall not include any requirement to pay any consideration or offer or grant any financial accommodation) to provide or cause to be provided to the Buyer, to the extent permitted by law, the full benefits of any such Contract or Permit, (y) pay promptly or cause to be paid promptly to the Buyer when received all monies and other properties received by Federal-Mogul with respect to any thereof, provided that Buyer performs all the obligations relating thereto, and
(z) enforce, at the request of the Buyer and at the sole expense and for the account of the Buyer, to the extent permitted by law, any and all rights of Federal-Mogul arising from such Contract or Permit against the other party or parties thereto or the issuer or grantor thereof (including the right to elect to terminate such Contract or Permit in accordance with the terms thereof upon the written advice of the Buyer). In addition, Federal-Mogul shall take such other actions as may reasonably be requested by the Buyer in order to place the Buyer, insofar as reasonably possible, in the same position as if such Contract or Permit had been transferred as contemplated hereby and so that all the benefits relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, shall inure to the Buyer. Notwithstanding the foregoing, if any such consent is not obtained prior to the Closing, Federal-Mogul shall continue to use its commercially reasonable efforts (it being understood that such efforts shall not include any requirement to pay any consideration or offer or grant any financial accommodation) to obtain all such consents (and, if and when such consents are obtained, the transfer of the applicable Contract or Permit shall be effected in accordance with the terms of this Agreement). Notwithstanding anything to the contrary in this Section 2.05, the failure by Federal-Mogul to obtain all such consents after complying with its obligations set forth in this Section 2.05 shall not affect the Buyer's obligation to consummate the transactions contemplated hereby except to the extent any such failure causes the condition in Section 8.09 not to be satisfied, nor constitute a breach, default, or inaccuracy by Federal-Mogul.

2.06 PURCHASE PRICE. Upon the terms and subject to the conditions set forth herein, in consideration for the transfer of the Assets pursuant to Section 2.01 hereof, on the Closing Date Buyer shall (i) pay One Hundred Sixty Million One Hundred Thirty Thousand Dollars ($160,130,000) (the "Purchase Price") minus Five Million Dollars ($5,000,000) (the "Escrow Amount"), in cash by wire transfer of immediately available funds to Federal-Mogul to such account as Federal-Mogul shall designate in a written notice to Buyer at least two business days prior to the Closing Date, and (ii) wire transfer to the Escrow Agent (to such bank and account of the Escrow Agent in the United States as is specified to the Buyer at least two business days prior to the Closing Date) in immediately available funds the Escrow Amount to be held by the Escrow Agent pursuant to the Escrow Agreement.

2.07 ADJUSTMENT. The adjustment to the Purchase Price, if any, shall be determined as follows:

         (a) NET WORKING CAPITAL STATEMENT. Following the Closing, the Buyer shall have prepared a balance sheet of the Business, dated as of the Closing Date (the "Closing Date Balance Sheet"), with procedures to be performed by Deloitte & Touche as to the inventory amount, the scope of which shall be as mutually determined by Buyer and Federal-Mogul (the "Procedure"), and a statement setting forth Net Working Capital as calculated based on the Closing Date Balance Sheet (the "Net Working Capital Statement"). The cost of the Procedure shall be borne solely by the Buyer up to a maximum of $15,000. Federal-Mogul shall solely pay any cost of the Procedure to the extent that the cost thereof exceeds $15,000 but is less than or equal to $30,000. To the extent that the cost of the Procedure exceeds $30,000, Federal-Mogul and the Buyer shall share equally the excess over $30,000. The Closing Date Balance Sheet and the Net Working Capital Statement shall be prepared in accordance with GAAP applied on a basis consistent with the accounting policies of the Business reflected on the Balance Sheet, and shall present fairly the consolidated financial position of the Business as of the Closing Date. Notwithstanding the foregoing, the Closing Date Balance Sheet and the Net Working Capital Statement shall be prepared by taking into account the matters set forth in Exhibit C. The Buyer shall cause the Closing Date Balance Sheet and the Net Working Capital Statement to be delivered to Federal-Mogul, along with supporting materials and calculations, as soon as reasonably practicable, but in any event, not later than the date which is sixty (60) days after the Closing Date. The Buyer and Federal-Mogul agree that they shall, and agree to cause their respective independent accountants to, cooperate and assist in the preparation and review (as referred to in Section 2.07(b)) of the Closing Date Balance Sheet and the Net Working Capital Statement, including, without limitation, the making available to the extent necessary of books, records, files, documents, assets of the Business, work papers and personnel. In addition, Buyer shall give Federal-Mogul two days' notice of and take such steps as my be reasonably necessary to permit Federal-Mogul or a representative thereof to observe all procedures undertaken in any physical inventory count performed in connection with the Procedure.

         (b) REVIEW BY FEDERAL-MOGUL. If Federal-Mogul wishes to dispute any matter arising out of the Closing Date Balance Sheet or the Net Working Capital Statement, Federal-Mogul shall, within sixty (60) days after receipt of the Closing Date Balance Sheet and Net Working Capital Statement, give written notice to the Buyer of the dispute together with a written explanation of those items in the Closing Date Balance Sheet or the Net Working Capital Statement which Federal-Mogul disputes. Within a further period of thirty (30) days from the end of the 60-day review period, the parties will attempt to resolve in good faith any disputed items.

         (c) ARBITRATION. If Buyer and Federal-Mogul fail to resolve all items in dispute within the 30-day period, the parties agree that the independent certified public accounting firm of PriceWaterhouseCoopers (the "Neutral Auditor") shall be employed to resolve any items which remain in dispute after the end of such thirty (30) day period (all such other items relating to the Closing Date Balance Sheet and the Net Working Capital Statement shall be deemed to be final and binding on the parties). The parties shall direct the Neutral Auditor to resolve the remaining items in dispute as soon as reasonably practicable, but in no event later than 30 days, and the decision of the Neutral Auditor shall be final and binding upon the parties hereto. Such decision may be entered thereon as an arbitration award pursuant to 9 U.S.C. ss.9 in any court of competent jurisdiction (subject to the provisions of Section 10.05).

         (d) ADJUSTMENT AMOUNT. The Closing Date Balance Sheet and the Net Working Capital Statement, (i) if Federal-Mogul does not give written notice of any dispute within sixty (60) days after receipt thereof; (ii) as modified by the parties upon any mutual resolution of any dispute; or (iii) as finally determined by the Neutral Auditor, as applicable, are hereinafter referred to as the "Final Effective Date Balance Sheet" and the "Final Effective Net Working Capital Statement". The date which is 10 days after (i) expiration of the sixty day period in which Federal-Mogul may give written notice of a dispute if no such notice is given, (ii) the parties mutually resolve any dispute, or (iii) the date on which the Neutral Auditor finally resolves any dispute is hereinafter referred to as the "Final Payment Date."

         (e) PAYMENT. The Escrow Agreement shall provide that to the extent that the amount set forth as Net Working Capital on the Final Effective Net Working Capital Statement is less than the Target Working Capital (such an amount, the "Shortfall Amount"), the Escrow Agent shall pay to Buyer the Shortfall Amount, but in no event more than $1 million, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.03(f), on the Final Payment Date. To the extent that the amount paid by the Escrow Agent is less than the total Shortfall Amount, Federal-Mogul shall pay the difference between the amount paid by the Escrow Agent and the total Shortfall Amount to the Buyer, as an adjustment to the Purchase Price, in the manner and with interest as provided in Section 2.07(f), on the Final Payment Date. To the extent that the amount set forth on the Final Effective Net Working Capital Statement exceeds the Target Working Capital, Buyer shall pay to Federal-Mogul, as an adjustment to the Purchase Price, the amount of that excess, in the manner and with interest as provided in Section 2.07(f), on the Final Payment Date.

         (f) Any payment pursuant to Section 2.07(e) shall be made on the Final Payment Date by delivery by Buyer or Federal-Mogul, as the case may be, of cash by wire transfer of immediately available funds to an account designated in writing by the other party. The amount of any payment to be made pursuant to this Section 2.07(f) shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Prime Rate as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to the date of payment. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

         (g) AUDITORS' FEES. The fees of the Neutral Auditor shall be borne equally by the Buyer and Federal-Mogul.

                                  ARTICLE III.
                                     CLOSING

3.01 CLOSING. Upon the terms and subject to the conditions set forth herein, and subject to Section 10.01, the closing of the transactions contemplated herein (the "Closing") shall be held as soon as possible, but in no event later than three business days after satisfaction or waiver of the conditions set forth in Articles VII and VIII other than Section 7.05 and Section 8.05 (the "Closing Date") at the offices of Latham & Watkins in New York, New York, or such other date or place as the parties may agree to in writing.

3.02 DELIVERIES BY FEDERAL-MOGUL AT CLOSING.

       (a) At Closing, Federal-Mogul shall execute (as appropriate) and deliver, or cause to be executed and delivered, to Buyer:

                (i) A duly executed and acknowledged special warranty deed;

                (ii) Federal-Mogul's bill of sale with respect to its ownership of the Assets, assignments, endorsements and other documents of title and other good and sufficient instruments of conveyance and transfer, as shall be effective to vest in Buyer full, complete and marketable right, title and interest in and to the Assets;

                (iii) Any and all other documents necessary to convey valid and marketable title to the Owned Real Property subject to the Permitted Encumbrances;

                (iv) A plat of survey of the Owned Real Property in form and substance acceptable to the title insurer and prepared by a licensed surveyor or engineer;

                (v) A computer transition services agreement with such terms and conditions as Federal-Mogul and Buyer shall agree upon;

                (vi) A transition services agreement providing for medical, dental, and prescription drug services through the last day of the calendar month following the 60th day after the Closing Date, certain computer services and certain other services with such terms and conditions as Federal-Mogul and Buyer shall agree upon;

                (vii) Certificates of title to the Vehicles.

                (viii) Certified copies of resolutions of the board of directors of Federal-Mogul authorizing Federal-Mogul to enter into and perform its obligations under this Agreement;

                (ix) Intellectual Property Agreements;

                (x) The Cambridge Agreements;

                (xi) The Burlington Agreements;

                (xii) The Sparta Agreement;

                (xii) The other Transaction Documents to which Federal-Mogul is a party;

                (xiv) An affidavit stating, under penalties of perjury, Federal-Mogul's taxpayer identification number and that Federal-Mogul is not a foreign person pursuant to Section 1445(b)(2) of the Code;

                (xv) Affidavit of value;

                (xvi) South Carolina non-resident withholding tax affidavit to relieve the Buyer of any obligation to withhold any portion of payments to Federal-Mogul pursuant to this Agreement;

                (xvii) Lien releases or other evidence of termination as required by Section 8.08; and

                (xviii) Such other agreements, documents and instruments as Buyer may reasonably require in order to effectuate the purchase of the Assets.

        (b) At Closing, Federal-Mogul shall deliver to the Escrow Agent the Escrow Agreement.

3.03  DELIVERIES BY BUYER AT CLOSING.

         (a) At Closing, Buyer shall execute (as appropriate) and deliver, or cause to be executed and delivered, to Federal-Mogul:

                (i) The Purchase Price minus the Escrow Payment;

                (ii) An instrument in form reasonably acceptable to Federal-Mogul evidencing Buyer's assumption of the Assumed Liabilities;

                (iii) certified copies of resolutions of the board of directors of Buyer authorizing Buyer to enter into and perform its obligations under this Agreement;

                (iv) The Cambridge Agreements;

                (v) The Burlington Agreements;

                (vi) The Sparta Agreement;

                (vii) A computer transition services agreement with such terms and conditions as Federal-Mogul and Buyer shall agree upon;

                (viii) A transition services agreement providing for medical, dental, and prescription drug services through the last day of the calendar month following the 60th day after the Closing Date, certain computer services and certain other services with such terms and conditions as Federal-Mogul and Buyer shall agree upon; and

                (ix) Such other agreements, documents and instruments as Federal-Mogul may reasonably require in order to effectuate the sale of the Assets which is the subject hereof .

        (b) At the Closing, Buyer shall deliver to the Escrow Agent the Escrow Agreement and the Escrow Payment.

        (c) Buyer may procure for itself, at its sole cost, any title insurance policy for the Owned Real Property.

                                   ARTICLE IV.
                 REPRESENTATIONS AND WARRANTIES OF FEDERAL-MOGUL

         Except as otherwise set forth on any Schedules to this Agreement, Federal-Mogul hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date (except as expressly stated in any Notice of Change) as follows:

4.01 ORGANIZATION; CAPITALIZATION. Federal-Mogul is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, has full power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets. Federal-Mogul is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under the applicable law as a result of the conduct of its business or the ownership of its properties, except where the failure to be so qualified and in good standing would not, in the aggregate, have a Material Adverse Effect.

4.02 Authorization. Federal-Mogul has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Federal-Mogul of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Federal-Mogul. This Agreement has been, and the other Transaction Documents as applicable will be, duly executed and delivered by Federal-Mogul and is, or will be as applicable, legal, valid and binding obligations of Federal-Mogul, enforceable against Federal-Mogul in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

4.03 GOVERNMENT CONSENTS AND APPROVALS. Except for the Permits identified on
Schedule 4.03, other than in connection with or in compliance with the provisions of the HSR Act, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority is required to be made or obtained by Federal-Mogul in connection with the execution, delivery and performance of this Agreement or the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for consents or approvals the failure of which to obtain would not in the aggregate impair the ability of Federal-Mogul to perform its obligations hereunder or have a Material Adverse Effect.

4.04 TITLE TO ASSETS. Excluding Owned Real Property as to which certain representations are made in Section 4.06, and also excluding the items referred to in Schedule 4.04, Federal-Mogul has good and marketable title to, or in the case of leased Assets has valid leasehold interest in, all the Assets. None of the Assets is subject to any Encumbrances, other than Permitted Encumbrances and other liens to be removed at or prior to Closing.

4.05 TANGIBLE ASSETS.

        (a) Except as disclosed on Schedule 4.05, and except with respect to the Aviation Intellectual Property which is covered by Section 4.20, the Assets constitute all of the tangible and intangible assets and properties (whether real, personal, or mixed, of every kind and nature, and wherever located) used in, held by, licensed by, or is necessary to carry on the Business as presently conducted.

        (b) The tangible Assets are being transferred on an "as is, where is" basis and Federal-Mogul makes no representations or warranties as to their condition, merchantability or fitness for a particular purpose. FEDERAL-MOGUL THEREFORE SPECIFICALLY DISCLAIMS ALL WARRANTIES, EXPRESS OR IMPLIED, (other than those explicitly set forth in sections 4.04 and 4.06 of this Agreement) WITH RESPECT TO THE

CONDITION OF THOSE ASSETS, INCLUDING WARRANTIES AS TO FITNESS FOR A PARTICULAR PURPOSE AND MERCHANTABILITY, AND FEDERAL-MOGUL SHALL NOT BE LIABLE FOR ANY DAMAGES, INCLUDING COMPENSATORY, INCIDENTAL OR CONSEQUENTIAL DAMAGES WITH RESPECT THERETO.

4.06 REAL PROPERTY. Federal-Mogul has good and marketable, indefeasible, fee simple title to all Owned Real Property, subject only to any (i) Permitted Encumbrances, (ii) Encumbrances which would be reflected on a survey or in a title report, (iii) rights arising from Native American (Indian) burial grounds on land not currently occupied by the buildings and improvements of the Facility
(iv) liens to be removed at or prior to Closing, and (v) minor imperfections of title, conditions, easements, covenants or restrictions, in any, none of which is substantial in amount and which do not, in the aggregate, materially detract from the value of the affected property, or impair the use of the affected property in the manner such property is currently being used, or impairs the operations or the conduct of the Business.

4.07 NO CONFLICT OR VIOLATION. Except as set forth in Schedule 4.07, none of the execution, delivery and performance of this Agreement or the other Transaction Documents by Federal-Mogul nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Organizational Documents of Federal-Mogul, (b) a breach of, or a default under, or the creation of any right of any party to accelerate, terminate or cancel, any Contract, or a breach or default under any Contract,
(c) assuming compliance with the HSR Act, a violation by Federal-Mogul of any Regulation, Permit, order, judgment, writ, injunction, decree or award applicable to the Business, or (d) an imposition of any Encumbrance (other than Permitted Encumbrances) on the Assets or the Business, except in the case of each of clauses (b), and (c) above, for such violations, breaches, defaults, terminations, accelerations, which in the aggregate would not have a Material Adverse Effect.

4.08 AUDITED FINANCIAL STATEMENTS.

        (a) Federal-Mogul has delivered to Buyer the Audited Financial Statements. The Audited Financial Statements have been prepared in conformity with GAAP applied on a consistent basis (except as otherwise stated in the notes to the financial statements) and based upon information contained in the books and records of the Business. The Audited Financial Statements fairly present the financial position of the Business as of the dates thereof and the results of operations and cash flows for the Business for the relevant periods, in all material respects.

        (b) There are no liabilities of the Business of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation, or set of circumstances that could reasonably be expected to result in such a liability, except for (i) liabilities set forth, reflected in, reserved against or disclosed in the Balance Sheet, (ii) liabilities incurred in the ordinary course of business consistent with past practice since December 31, 2000 which would not, individually or in the aggregate, have a Material Adverse Effect, (iii) other undisclosed liabilities which, individually or in the aggregate, are not material to the Business, and (iv) other liabilities disclosed in Schedule 4.08.

4.09 LITIGATION AND PROCEEDINGS.

     (a) Except as set forth in Schedule 4.09, there are no Actions or other proceedings at law or in equity, or to the knowledge of Federal-Mogul, investigations, before or by any court or governmental authority or instrumentality or before any arbitrator pending or, to the knowledge of Federal-Mogul, threatened, against Federal-Mogul with respect to the Business which, if adversely determined, would result in a judgment in excess of $100,000 individually or $500,000 in the aggregate or could reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or permit such consummation only subject to any material condition or restriction applicable to the Buyer. There are no judgments, injunctions, orders or decrees against Federal-Mogul with respect to the Business that may reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or permit such consummation only subject to any material condition or restriction applicable to the Buyer.

     (b) Neither Federal-Mogul nor, to Federal-Mogul's knowledge, any of its predecessors, is now or ever has been named as a defendant in any Action, dispute, mediation or other proceeding involving any Asbestos Claim.

4.10 LABOR MATTERS. Federal-Mogul is not a party to any collective bargaining agreement or other contract with any labor union or association representing any employee of the Business, nor are there any other current activities known to Federal-Mogul to organize any employees of the Business into a collective bargaining unit. There is no unfair labor practice charge or complaint pending or, to the knowledge of Federal-Mogul, threatened that relates to the Business. Since October 9, 1998, there has been no labor strikes, work stoppage or arbitration involving the Business. Except as set forth in Schedule 4.10 and other than the customary verbal at-will employment agreements relating to the general employees of the Business, there are no written or unwritten employment agreements or contracts between Federal-Mogul and any employee of the Business.

4.11 COMPLIANCE WITH LAW; PERMITS. Except as set forth in Schedule 4.11, and except as relate to Environmental Laws (which is covered in section 4.14 of this Agreement) the Business is in compliance in all material respects with all applicable Regulations and all judgments, decisions or orders entered by any federal, state, local, or foreign court relating to the Assets or the Business. Federal-Mogul has all material Permits, each of which is currently valid and in full force and effect, necessary to carry on the Business as it is presently conducted.

4.12 TAX MATTERS. Except as disclosed in Schedule 4.12, Federal-Mogul and all members for income tax purposes of any affiliated group of corporations of which Federal-Mogul is or has been a member (each a "Taxpayer") has filed all Tax Returns with respect to the Business which it is required to have filed, and such returns are true and correct. Each Taxpayer has paid or made adequate provision (as reflected in the Balance Sheet) for the payment of all Taxes with respect to the Business which have, or may become due pursuant to said returns, or pursuant to any assessment received with respect thereto. To Federal-Mogul's knowledge, there is no Action regarding Tax relating to the Business. To Federal-Mogul's knowledge, there are no waivers or extensions of statute of limitations in effect with respect to Taxes that are Assumed Liabilities. There are no liens for Taxes on any of the Assets, other than Permitted Encumbrances. None of the Assets directly or indirectly secures any debt the interest on which is tax-exempt under Section 103(a) of the Code. None of the Assets is property required to be treated as being owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the Assets is "tax exempt use property" within the meaning of Section 168(h) of the Code.

4.13 INSURANCE MATTERS. Prior to the Closing Date, the Business has been covered by certain insurance programs which will not transfer with the sale of the Assets. Schedule 4.13 contains a true and accurate list of all policies or binders for business interruption, fire, liability, worker's compensation, product liability, errors and omissions and other forms of insurance (showing as to each policy or binder the line of coverage, insurer, limits of liability, and expiration date) maintained as of the date of this Agreement by Federal-Mogul Corporation for operations of Federal-Mogul Corporation and its direct and indirect subsidiaries, including Federal-Mogul, and cannot be extended to cover non-related entities. Since October 1, 1998 no insurer has refused or denied coverage of any material claim made thereunder by the Business. To the best knowledge of Federal-Mogul, all such policies and binders are in full force and effect.

4.14 ENVIRONMENTAL MATTERS. Except as set forth in Schedule 4.14:

        (a) In respect of the Business, Federal-Mogul is in compliance, in all material respects, with all Environmental Laws in effect as of the date of this Agreement including in connection with the acquisition, storage, handling, transportation, processing, use or disposal of any goods or materials, whether as raw materials, work-in-process, finished goods or otherwise;

        (b) Federal-Mogul has not received any notices of violation, administrative actions, or lawsuits against Federal-Mogul relating to the use, handling, storage, treatment, recycling, generation, or Release (as defined in CERCLA) of Hazardous Substances (as defined in CERCLA, including petroleum, crude oil, or any fraction thereof) in connection with the Business nor are there any facts which would lead to such;

        (c) There are no consent decrees, consent orders, judgments, judicial or administrative orders, or liens by any governmental authority relating to any

Environmental Law which regulate, obligate, or bind the Business or the Assets nor is Federal-Mogul aware of any facts that would lead to the imposition of such;

        (d) Federal-Mogul has not received any written notification of any allegation of any responsibility for any disposal, release, or threatened release at any location or property now or previously owned, leased or operated by Federal-Mogul of any hazardous substance generated or transported by them in connection with the Business, except in each case where such responsibility has since been cured, resolved or satisfied, nor are there any facts which would lead to such;

        (e) Federal-Mogul has no knowledge or reason to believe that any chemical or raw material used or usable by the Business is not properly listed on TSCA or any equivalent international list of controlled substances nor are there any facts that would lead Federal-Mogul to believe such;

        (f) No polychlorinated biphenyls, radioactive material, lead, asbestos-containing material, incinerator, sump, surface impoundment, lagoon, landfill, septic, wastewater treatment or other disposal system or underground storage tank (active or inactive) is or has been present at the Owned Real Property;

        (g) There is not now nor has there been any Release (as defined in CERCLA) or threat of Release of any Hazardous Substance (as defined in CERCLA, including petroleum, crude oil, or any fraction thereof) at or from the Owned Real Property which constitutes a violation of applicable Environmental Laws or requires response under applicable Environmental Laws.

        (h) There has been no environmental investigation, study, audit, test, review or other analysis conducted of which Federal-Mogul has knowledge in relation to the Business or any property or facility now or previously owned, leased or operated by the Business which has not been delivered to Buyer at least ten days prior to the date hereof.

4.15 EMPLOYEE BENEFIT PLANS.

        (a) Schedule 4.15(a) contains a complete list of Employee Plans which Federal-Mogul currently maintains, contributes to or has any obligation under with respect to employees of the Business (other than Jacques Beaujean) as of the date of this Agreement. None of these Employee Plans will transfer to or for the benefit of the Buyer, nor will Buyer have any liability with respect to them.

        (b) The Employee Plans comply, and have been maintained in compliance, in all material respects, with the terms of such Employee Plans and with the requirements prescribed by the Regulations which are applicable to such plans, including but not limited to ERISA and the Code. Federal-Mogul does not have any announced plan or legally binding commitment to create any additional Employee Plans which are intended to cover employees or former employees of the Business or to amend or modify any existing Employee Plan which covers or has covered employees or former employees of the Business.

        (c) None of the Business, Federal-Mogul, or any of the ERISA Affiliates maintains, administers, or contributes to or is required to contribute to or have since October 9, 1998 maintained, administered or contributed to or have been required to contribute to any "multiemployer plan" as defined in ERISA which covers any employee of the Business.

        (d) Schedule 4.15(d) contains a complete and accurate list of the salary and compensation for each employee of the Business as of December 31, 2000 and as of April 15, 2001.

4.16 INVENTORY. The inventories of the Business consist of new and unused items of a quality and quantity readily useable or saleable in the ordinary course of business, consistent with past practice, except as set forth on Schedule 4.16.

4.17 BROKERS' FEES. No finder's fee, brokerage commission or similar payment is required in connection with the transactions contemplated hereby due to the actions of Federal-Mogul or any of its Representatives, except for any that may be due First Union Securities, Inc., which are solely the obligation of Federal-Mogul.

4.18 DISCLAIMER OF PROJECTIONS. Buyer hereby acknowledges and agrees that Federal-Mogul does not make any representations or warranties to Buyer except as specifically made in Article IV of this Agreement or in the Transaction Documents. In particular, Federal-Mogul does not make any representations or warranties to Buyer with respect to any financial projections or forecasts relating to the Business. With respect to any such projections, or forecasts, Buyer acknowledges that (i) there are uncertainties inherent in attempting to make such projections and forecasts, (ii) it is familiar with such uncertainties, (iii) it is taking full responsibility for making its own evaluation of the adequacy and accuracy of all such projections and forecasts so furnished to it, (iv) planned efficiencies or business opportunities may not materialize for a number of reasons, and (v) Buyer shall have no claim against Federal-Mogul or Federal-Mogul Corporation or any of its Subsidiaries with respect thereto.

4.19 ORDINARY COURSE.

        (a) Since December 31, 2000, except as set forth in Schedule 4.19(a) and other than in connection with the transactions contemplated hereby and by the Transaction Documents, the Business has been conducted only in the ordinary course of business consistent with past practices and there has not been any event, occurrence, change, development, condition or state of circumstances which has had or could reasonably be expected to have, in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, there has not been:

                (i) any disposal or commitment to dispose of any material Assets relating to the Business or any material loss or damage to such material Assets and;

                (ii) any damage, destruction or casualty loss involving any Asset (whether or not covered by insurance) in excess of $500,000;

                (iii) any capital expenditure or series of related capital expenditures in excess of $500,000 for the Business;

                (iv) any amendment or termination (other than by completion thereof) of any Material Contract other than in the ordinary course of business consistent with past practices;

                (v) any incurrence, assumption or guarantee by Federal-Mogul of any material liability, whether accrued, contingent, absolute, determined, determinable or otherwise, relating to the Business other than in the ordinary course of business consistent with past practices;

                (vi) any creation or other incurrence by Federal-Mogul of any Encumbrance on any material Asset, other than Permitted Encumbrances;

                (vii) any change in accounting methods, practices or principles of the Business;

                (viii) any waiver or release of any rights or claims of material value, including rights or claims under any Material Contract, or any waiver or release of any right or claim relating to the Business against any affiliate of Federal-Mogul;

                (ix) any license or sublicense of any rights under or with respect to any Intellectual Property;

                (x) any acquisition by the Business or agreement by the Business to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division, operating unit or product line thereof; or

                (xi) any Contract or commitment (other than this Agreement and the Transaction Documents) to take any of the types of action described in subclauses (i) through (x) of this Section 4.19(a).

        (b) Schedule 4.19(b) sets forth a true and correct list of (a) the names and addresses of the 10 largest customers of the Business in terms of sales during the fiscal year ended December 31, 2000 (the "Key Customers"), setting forth the total sales to each such customer and (b) the names and addresses of the 10 largest suppliers of the Business in terms of purchases during the fiscal year ended December 31, 2000 (the "Key Suppliers"), setting forth for each such supplier the total purchases from each such supplier.

        (c) Except as set forth in Schedule 4.19(c), to the knowledge of Federal-Mogul, none of the Key Customers or Key Suppliers has (i) suffered any occurrence, event, development, incident, action, failure to act or transaction that has materially adversely affected or could reasonably be expected to materially adversely affect any such Key Customer or Key Supplier with respect to such Key Customer's or Key Supplier's business or relationship with the Business, (ii) informed any directors or officers of Federal-Mogul that the consummation of the transactions contemplated hereby would have such an affect on the Key Customers' and Key Suppliers' relationship with the Business or (ii) stated to Federal-Mogul that they will not do business with the Business after the Closing or would only conduct business with the Business after the Closing if they received price concessions outside the ordinary course of business. Buyer acknowledges the ability of any Key Customer or Key Supplier to discontinue business with Federal-Mogul or the Business at any time, and the written contract provisions that may prevent assignment or change in control without consent.

4.20 INTELLECTUAL PROPERTY.

        (a) Schedule 4.20(a) identifies all patents, patent applications, draft patent applications, trademarks, service marks, and trademark and service mark applications and registrations which are included in Aviation Intellectual Property and which are to be licensed to Buyer pursuant to the Intellectual Property Agreements attached as Exhibits E-1 and E-2.

        (b) Except as set forth on Schedule 4.20(a), Schedule 4.20(b) identifies all patents, patent applications, invention disclosures, mask work and copyright applications and registrations, trademarks, service marks and trademark and service mark applications and registrations which constitute Aviation Intellectual Property.

        (c) Except as set forth in Schedule 4.20(c) (as to which the parties acknowledge that the Aviation Intellectual Property transferred under the Intellectual Property Agreements may be subject to), as respecting the Aviation Intellectual Property:

                (i) Federal-Mogul solely owns all right, title and interest in and to, or has an absolute and unrestricted right to use, all of the Aviation Intellectual Property, free and clear of any Encumbrances (except Permitted Encumbrances). (ii) Federal-Mogul has not received any written claims by any third Person, and has no knowledge that any third Person has alleged, that any Aviation Intellectual Property, any activity of the Business, or any product, process or material developed, produced or used in the conduct of the Business, infringes upon any Intellectual Property or other rights of any third Person;

                (iii) No Action has been commenced by or against (and served on) Federal-Mogul and/or Federal-Mogul World Wide, Inc. (collectively and individually, for the purposes of this Section 4.20, "F-M") or is pending or, to the knowledge of Federal-Mogul, threatened by or against F-M, including without limitation in which any of the Aviation Intellectual Property is asserted to be either invalid or unenforceable;

                (iv) To the knowledge of Federal-Mogul there is no actual or threatened infringement or misappropriation by any third Person of any of the Aviation Intellectual Property;

                (v) To the knowledge of Federal-Mogul there are no Contracts or other agreements under which any Person has granted rights in or licenses to any Aviation Intellectual Property or has granted an option to acquire any such rights or licenses;

                (vi) F-M has not agreed with any third person not to sue or otherwise enforce any legal rights;

                (vii) To the knowledge of Federal-Mogul none of the Aviation Intellectual Property has become abandoned or otherwise expired for failure to pay a fee or otherwise take timely action; and

                (viii) The Aviation Intellectual Property constitutes all of the Intellectual Property that is used or held for use by the Business as currently conducted.

Except as set forth in this Section 4.20(c), Federal-Mogul makes no warranty or representation that any of the Aviation Intellectual Property is protectable or as to the scope of any Intellectual Property rights that Federal-Mogul has in any of the Aviation Intellectual Property.

        (d) Federal-Mogul has taken all commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect its right, title and interest in and to all Aviation Intellectual Property, and to assure that its employees who have access to confidential or proprietary information of the Business have a contractual or legal obligation of confidentiality to Federal-Mogul with respect to such information, and have an obligation to transfer rights for no additional consideration in inventions, and authored works, whether or not patented, patentable, copyrighted or otherwise protectable under the law, made during the course of their employment using resources of Federal-Mogul and relating to the Business.

4.21 CONTRACTS.

         (a)  Schedule 4.21(a) lists all of the following Contracts:

                (i) all Contracts for the lease of real or personal property to or from any Person for annual lease payments in excess of $500,000 and all Contracts that would be treated as a capital lease under GAAP;

                (ii) all Contracts providing for the purchase by the Business of materials, commodities, supplies, goods, services, products or other real, personal or mixed property, providing for either (A) annual payments by Federal-Mogul of $1,000,000 or more or (B) remaining aggregate payments by Federal-Mogul of $1,000,000 or more, including, without limitation, all Contracts relating to Key Suppliers;

                (iii) all Contracts (other than individual purchase orders) providing for the sale by the Business of materials, commodities, supplies, goods, services, products or other real, personal or mixed property, that provides for either (A) annual payments to Federal-Mogul of $1,000,000 or more or (B) remaining aggregate payments to Federal-Mogul of $1,000,000 or more, including, without limitation, all Contracts relating to Key Customers;

                (iv) all Contracts with the Business concerning any partnership or joint venture;

                (v) all Contracts under which the Business has borrowed money or which evidence or relate to the borrowing of money by the Business, or for which the Business has secured or guaranteed any Indebtedness, in the amount of $1,000,000 or more, other than purchases for which payment has not yet been made;

                (vi) all Contracts concerning or containing provisions that limit the freedom of the Business to compete in any line of business or with any Person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any Asset or which would so limit the freedom of the Buyer after the Closing Date (other than standard noncompetition agreements, if any, signed by employees generally, copies of which have been provided to the Buyer);

                (vii) all Contracts under which the Business has advanced or loaned funds to any Person, including any of the employees of the Business (other than Contracts solely relating to expenses advanced to employees in the ordinary course of business);

                (viii) all executory Contracts for the purchase or sale by the Business of any business, corporation, partnership, joint venture, association or other business organization or any division, operating unit or product line thereof; and

                (ix) all other Contracts (or groups of related Contracts) relating to the Business involving consideration in excess of $1,000,000.

Each item set forth or required to be set forth on Schedule 4.21(a) is referred to herein as a "Material Contract".

         (b) Except as set forth on Schedule 4.21(b), Federal-Mogul has complied in all material respects with the provisions of each Material Contract and is not in default in any material respect thereunder, and there does not exist any condition which, after notice or lapse of time or both, would constitute a default in any material respect thereunder by Federal-Mogul. Each Material Contract constitutes a legal, valid and binding obligation of Federal-Mogul, enforceable in accordance with its terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law. Federal-Mogul has heretofore delivered or made available to the Buyer true and complete copies of all written Material Contracts.

4.22 AFFILIATE TRANSACTIONS. Schedule 4.22(a) sets forth a list of the material products and services provided by or on behalf of Federal-Mogul Corporation or any of its affiliates in connection with or in support of the operation of the Business. Except as set forth on Schedule 4.22(b), none of Federal-Mogul or any of Federal-Mogul's affiliates has entered into any transaction, Contract, agreement, arrangement or understanding relating to the Business other than, in each case, on an arm's length basis.

4.23 KNOWLEDGE OF FEDERAL-MOGUL. The phrases "to the knowledge of
Federal-Mogul", "to Federal-Mogul's knowledge" and other similar phrases shall be deemed to refer only to the actual knowledge after due and reasonable inquiry of the persons listed on Schedule 4.23.

4.24 REPRESENTATIONS AND WARRANTIES. No representation or warranty made by Federal-Mogul contained in this Agreement or any Transaction Document contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

                                   ARTICLE V.
                     REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer hereby represents and warrants to Federal-Mogul as follows as of the date hereof and as of the Closing Date (except as expressly stated in any Notice of Change):

5.01 ORGANIZATION OF BUYER. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Delaware with all power and authority to conduct its business as it is presently being conducted and to own and lease its properties and assets.

5.02 AUTHORIZATION. Buyer has all necessary corporate power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and the other Transaction Documents as applicable will be, duly executed and delivered by Buyer and is, or will be as applicable, legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as may be limited by (i) bankruptcy, insolvency, moratorium, reorganization and other similar laws affecting creditors' rights generally and (ii) general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

5.03 NO CONFLICT OR VIOLATION. Except as set forth in Schedule 4.07, none of the execution, delivery and performance of this Agreement or the other Transaction Documents by Buyer nor the consummation of the transactions contemplated hereby or thereby will result in (a) a violation of or a conflict with any provision of the Organizational Documents of Buyer, or (b) assuming compliance with the HSR Act, a violation by Buyer of any Regulation, order, judgment, writ, injunction, decree or award applicable to Buyer, except in the case of each of clauses (a) and (b) above, for such violations, breaches, defaults, terminations, or accelerations which in the aggregate would not have a material adverse effect.

5.04 CONSENTS AND APPROVALS. Other than in connection with or in compliance with the provisions of the HSR Act and assuming satisfaction of the applicable conditions set forth in the Financing Letters referred to in Section 5.05, no notice to, declaration, filing or registration with, or authorization, consent or approval of, or permit from, any domestic or foreign governmental or regulatory body or authority, or other Person or entity, is required to be made or obtained by Buyer in connection with the execution, delivery and performance of this Agreement or the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except for consents or approvals the failure of which to obtain would not in the aggregate impair the ability of Buyer to perform its obligations hereunder or have a material adverse effect.

5.05 FINANCIAL ABILITY. The Buyer has delivered to Federal-Mogul complete and correct executed copies of letters (the "Financing Letters") issued in connection with the proposed financing of the transactions contemplated hereby (the "Financing"). Assuming satisfaction of all applicable conditions set forth in the Financing Letters and full funding thereunder, the proceeds from the Financing will provide sufficient funds to consummate the transactions contemplated by this Agreement, including, without limitation, the ability to pay the Purchase Price at the Closing and make any other payments specified in this Agreement.

5.06 BROKERS' FEES. No finder's fee, brokerage commission or similar payment is required in connection with the transactions contemplated hereby due to the actions of Buyer or its Representatives other than any such fee which is solely the obligation of Buyer.

5.07 LITIGATION. There are no Actions pending or, to the knowledge of Buyer, threatened by or before any governmental authority against Buyer that could reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by this Agreement or permit such consummation only subject to any material condition or restriction applicable to Federal-Mogul. There are no judgments, injunctions, orders or decrees against Buyer or any of its properties or business that may reasonably be expected to restrain, enjoin or otherwise prevent consummation of the transactions contemplated by the Agreement or permit such consummation only subject to any material condition or restriction applicable to Federal-Mogul.

                                   ARTICLE VI.
                      COVENANTS OF BUYER AND FEDERAL-MOGUL

         Federal-Mogul and Buyer covenant and agree with each other as follows:

6.01 FURTHER ASSURANCES; HSR ACT FILINGS.

         (a) Upon the terms and subject to the conditions contained herein, the parties agree, both before and after the Closing, to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement and to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder. Without limiting the foregoing, the parties agree to use their respective commercially reasonable efforts (i) to obtain all necessary waivers, consents and approvals from any third parties (including stockholders and governmental authorities, whether foreign or domestic) necessary to authorize, approve or permit the transfer of the Business to Buyer, (ii) to obtain all necessary Permits as are required to be obtained under any Regulations whether foreign or domestic, (iii) to defend all Actions challenging this Agreement or the consummation of the transactions contemplated hereby, (iv) to give all notices to, and make all registrations and filings with third parties, including without limitation submissions of information requested by governmental authorities whether foreign or domestic and (v) to fulfill all conditions to this Agreement. Notwithstanding anything contained in this Agreement to the contrary, none of the parties or Federal-Mogul shall be required to commence litigation or divest or hold separate any business or Assets in connection with the consummation of the transactions contemplated hereby, and nothing contained herein shall require the Buyer to enter into any agreement or other arrangement for the financing of the transactions contemplated hereby on terms that are not satisfactory to the Buyer in its sole discretion (it being understood that the terms of the financing letters previously delivered to Federal-Mogul are satisfactory to the Buyer in all respects).

         (b) Within ten days after the execution and delivery of this Agreement or as soon thereafter as the parties shall agree, Buyer and Federal-Mogul shall make all filings required under the HSR Act, and Buyer and Federal-Mogul shall promptly respond to any Department of Justice or Federal Trade Commission requests for further information. The filing fees to be paid pursuant to the HSR Act in connection with the transactions contemplated by this Agreement shall be borne by the parties as provided in the HSR Act. In addition, Buyer and Federal-Mogul shall promptly commence all action required under this Section
6.01 after the date hereof.

6.02 CONDUCT OF BUSINESS. Except for the transactions described in Schedule 6.02, from the date hereof through the Closing Date, Federal-Mogul shall conduct the Business in the ordinary course consistent with past practices and shall use its commercially reasonable efforts to (i) retain the services of the present employees and agents of the Business, (ii) maintain good business relationships with third parties having business dealings with the Business and (iii) maintain all material Permits. Without limiting the generality of the foregoing, from the date hereof until the Closing Date, (A) Federal-Mogul shall not, and shall cause the Business not to, sell, lease, license or otherwise dispose of (or commit to sell, lease, license or otherwise dispose of) any Assets except pursuant to existing Contracts and otherwise in the ordinary course consistent with past practice, and (B) Federal-Mogul may make any capital expenditure or series of related capital expenditures provided that they are of $500,000 or less.

6.03 ACCESS OF BUYER. During the period from the date hereof through the Closing Date, Federal-Mogul will afford Buyer and its authorized Representatives reasonable access to the sites, properties, books and records owned or leased by the Business and shall furnish Buyer with such additional financial and operating data and other information regarding the Business as Buyer may from time to time reasonably request.

6.04 CERTAIN COOPERATION. Provided Federal-Mogul determines, in its sole discretion, that it does not interfere with the operations of the Business, Federal-Mogul agrees to provide, and shall cause its Representatives to provide, reasonable cooperation in connection with the arrangement of any financing to be consummated contemporaneous with or at the Closing in respect of the transactions contemplated by this Agreement and the other Transaction Documents, including without limitation, participation in meetings, due diligence sessions, and the preparation of offering memoranda, all at the Buyer's sole expense. In addition, Federal-Mogul shall use its commercially reasonable efforts to cause Ernst & Young LLP to consent to the inclusion of the Audited Financial Statements in any Securities and Exchange Commission filings to be made by TransDigm, Inc. if such Audited Financial Statements are required to be included therein.

6.05 NOTICES. Between the date hereof and the Closing Date, Federal-Mogul and the Buyer shall give prompt notice in writing (a "Notice of Change") to the other of: (i) any information that indicates that, to its knowledge, any of its representations or warranties contained herein was not true, accurate, and correct (or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading) as of the date hereof or will not be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date, (ii) the occurrence or non-occurrence of any event which will result, or has a reasonable prospect of resulting, in the failure of any condition, covenant or agreement contained in this Agreement or any Transaction Document to be complied with or satisfied by it, (iii) any failure of any party to comply with or satisfy any condition, covenant or agreement to be complied with or satisfied by it under this Agreement or any Transaction Document, and
(iv) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement or the Transaction Documents or that such transactions otherwise may violate the rights of or confer remedies upon such Person. All representations and warranties shall be deemed to be modified by the Notice of Change, and the party providing the Notice of Change shall be responsible only for the representation or warranty as modified.

6.06 PUBLIC ANNOUNCEMENTS. The parties shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement.

6.07 EXCLUSIVITY.

         (a) Until June 15, 2001, Federal-Mogul shall not, and shall cause its affiliates, Subsidiaries, stockholders, employees and Representatives not to, directly or indirectly, (i) solicit or initiate, or encourage the submission of, inquiries, proposals or offers relating to, (ii) respond to any submissions, inquiries, proposals or offers relating to, (iii) participate or engage in any negotiations or discussions with, or provide any information to, any Person relating to, (iv) otherwise cooperate in any way with any Person in connection with any, or (v) enter into any agreement or agreement in principle providing for or relating to (x) any acquisition, merger, business combination, recapitalization, liquidation, dissolution or similar transaction involving all or any portion of the Business or the Assets or all or any portion of Federal-Mogul's capital stock or other equity interests (including, without limitation, any such transaction accomplished by way of such a transaction involving any of the affiliates or Subsidiaries of Federal-Mogul Corporation),
(y) any purchase of any Assets or all or any portion of the Business or any sale of Assets or all or any portion of the Business (other than sales permitted in Section 6.02 or Section 4.19) or (z) any transaction inconsistent with the transactions contemplated by this Agreement or the Transaction Documents, in each case, without first obtaining the written approval of the Buyer, other than with the Buyer or its Representatives or governmental authorities with respect to the transactions contemplated by this Agreement and the Transaction Documents. Federal-Mogul shall immediately provide written notification to the Buyer if any submissions, inquiries, proposals or offers are made prior to June 15, 2001 relating to the foregoing.

         (b) Federal-Mogul shall, and shall cause its affiliates, Subsidiaries, stockholders, and Representatives to, immediately cease and cause to be terminated all existing discussions, conversations, negotiations and other communications with any persons conducted heretofore with respect to, or that could reasonably be expected to lead to, any of the transactions, events or actions described in Section 6.07(a). Federal-Mogul shall not, and shall cause its Representatives not to, without the prior written consent of the Buyer, release any Person from, or waive any provision of, any confidentiality or standstill agreement to which any of them is a party and which relates to the Business, the Assets, or Federal-Mogul.

                                  ARTICLE VII.
                    CONDITIONS TO FEDERAL-MOGUL'S OBLIGATIONS

         The obligations of Federal-Mogul to consummate the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions set forth in this Article VII. Federal-Mogul may waive any or all of these conditions in whole or in part without prior notice; provided, however, that such waiver shall only be effective if in writing and signed by a duly authorized executive officer of Federal-Mogul.

7.01 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Buyer contained in this Agreement and the other Transaction Documents (i) that are qualified by materiality or material adverse effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (ii) that are not so qualified by materiality or material adverse effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, and Buyer shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. Federal-Mogul shall have received a certificate signed by a duly authorized officer of the Buyer confirming the foregoing as of the Closing Date.

7.02 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. All consents, approvals and waivers from governmental authorities necessary to permit consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

7.03 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No Actions by any governmental authority or other Person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or the

Transaction Documents or that question the validity or legality of the transactions contemplated hereby or thereby.

7.04 AUTHORIZATION DOCUMENTS. Federal-Mogul shall have received from Buyer resolutions adopted by the Board of Directors of Buyer approving this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, certified by Buyer's corporate secretary or other appropriate person.

7.05 CLOSING DELIVERIES AND TRANSACTION DOCUMENTS. The Buyer shall have made the deliveries required by Section 3.03.

7.06 OPINION OF COUNSEL. Federal-Mogul shall have received an opinion of Latham & Watkins, counsel to the Buyer, dated as of the Closing Date, in form and substance reasonably satisfactory to Federal-Mogul.

7.07 NOTICE OF CHANGE. Federal-Mogul shall have not received a Notice of Change.

7.08 GUARANTEE. The obligations of TransDigm, Inc. or the Buyer under the Guarantee and Support Agreement shall not have been denied, disavowed or disaffirmed by TransDigm, Inc. or the Buyer or any person acting on behalf of either of them, and the Guarantee and Support Agreement shall be in full force and effect with respect to TransDigm, Inc. and the Buyer.

                                  ARTICLE VIII.
                        CONDITIONS TO BUYER'S OBLIGATIONS

         The obligation of Buyer to consummate any of the transactions provided for hereby are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions set forth in this Article VIII. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that such waiver shall only be effective if in writing and signed by a duly authorized executive officer of Buyer.

8.01 REPRESENTATIONS, WARRANTIES AND COVENANTS. All representations and warranties of Federal-Mogul contained in this Agreement and the other Transaction Documents (i) that are qualified by materiality or Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on the Closing Date and (ii) that are not so qualified by materiality or Material Adverse Effect shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on the Closing Date, except as to such representations which speak as of a specific date or time (which only need be true and correct as of such date or time), and Federal-Mogul shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date. The Buyer shall have received a certificate signed by a duly authorized officer of Federal-Mogul confirming the foregoing as of the Closing Date.

8.02 CONSENTS; REGULATORY COMPLIANCE AND APPROVAL. All consents, approvals and waivers from governmental authorities, including the approval of the Federal Trade Commission or Department of Justice with regard to HSR Act filings, necessary to permit consummation of the transactions contemplated by this Agreement and the Transaction Documents shall have been obtained. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired.

8.03 NO GOVERNMENTAL PROCEEDINGS OR LITIGATION. No Action by any governmental authority or other Person shall have been instituted or threatened for the purpose of enjoining or preventing the transactions contemplated by this Agreement or the Transaction Documents or that question the validity or legality of the transactions contemplated hereby or thereby.

8.04 AUTHORIZATION DOCUMENTS. Buyer shall have received from Federal-Mogul resolutions adopted by the Board of Directors of Federal-Mogul approving this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, certified by Federal-Mogul's secretary or other appropriate person.

8.05 CLOSING DELIVERIES AND TRANSACTION DOCUMENTS. Federal-Mogul shall have made the deliveries required by Section 3.02.

8.06 OPINION OF COUNSEL. The Buyer shall have received an opinion of internal counsel to Federal-Mogul, dated as of the Closing Date, in form and substance reasonably satisfactory to the Buyer, subject to the qualification of not being licensed to practice law in New York.

8.07 FINANCING. The funding contemplated by the Financing Letters shall have been obtained.

8.08 REPAYMENT OF INDEBTEDNESS. All Encumbrances relating to Indebtedness of the Business that may be outstanding on the Closing Date (together with all interest accrued thereon through the Closing Date and any prepayment premiums, penalties or fees) shall have been released. The creditors under any such Indebtedness shall have terminated and released all Encumbrances of any kind on the Assets securing such Indebtedness. The Buyer shall have received copies of such evidences of termination and release by the creditors as are reasonably satisfactory to the Buyer.

8.09 NOTICE OF CHANGE. The Buyer shall not have received a Notice of Change.

8.10 CERTAIN CONSENTS. The Buyer shall have received evidence, in form and substance reasonably satisfactory to the Buyer, that the Persons whose consents are required to assign or approve the transfer to the Buyer of the Contracts listed on Schedule 8.10 have been obtained.

8.11 GUARANTEE. The obligations of Federal-Mogul Corporation under the Guarantee and Support Agreement shall not have been denied, disavowed or disaffirmed by Federal-Mogul Corporation or any person acting on its behalf, and the Guarantee and Support Agreement shall be in full force and effect with respect to Federal-Mogul Corporation.

                                   ARTICLE IX.
              ACTIONS BY FEDERAL-MOGUL AND BUYER AFTER THE CLOSING

9.01 BOOKS AND RECORDS. Federal-Mogul and Buyer agree that each shall cooperate with and make available to the other party, during normal business hours, all Books and Records, information and personnel (without substantial disruption of employment) retained and remaining in existence after the Closing Date that are related to the Business and that are necessary or useful in connection with any tax inquiry, audit, investigation or dispute, any litigation or investigation or any other matter requiring any such Books and Records, collection of Trade Accounts Receivable, information relating to any claim that Federal-Mogul may wish to make with its insurers relating to the operation of the Business before or after Closing (whether in connection with a claim by or against Federal-Mogul or the Business), or other information or employees for any reasonable business purpose. The party requesting any such Books and Records, information or employees shall bear all of the out-of-pocket costs and expenses (including without limitation, attorneys' fees, but excluding reimbursement for salaries and employee benefits) reasonably incurred in connection with providing such Books and Records, information or employees.

9.02 SURVIVABILITY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties set forth in this Agreement or in any Transaction Document delivered pursuant to this Agreement, unless otherwise stated, shall survive the Closing until the close of business eighteen (18) months from the Closing Date. Notwithstanding the preceding sentence, the representations and warranties set forth in (i) Section 4.12 (tax matters) shall survive the Closing until the expiration of the applicable statute of limitations plus 60 days, and (ii)
Section 4.14 (environmental) and Section 4.04 (title to Assets) shall survive the Closing Date for a period of three years. Notwithstanding the foregoing, any representation or warranty in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 9.02, if notice of the specific inaccuracy or breach thereof giving rise to such right of indemnification shall have been given in detail and in writing to the Indemnifying Party prior to such time.

9.03 INDEMNIFICATION BY FEDERAL-MOGUL.

         (a) Subject to the provisions of this Article IX, Federal-Mogul agrees to indemnify, defend and hold Buyer and its affiliates and Representatives (collectively, the "Buyer Indemnified Parties") harmless from and against any and all costs, expenses, fees, charges, losses, deficiencies, liabilities, obligations, damages, injuries, demands, suits, actions, claims, judgments and settlements, including, without limitation, interest and penalties, reasonable attorney's fees and expenses, all amounts incurred in the investigation (but excluding salaries and overhead of the then current employees of the Indemnified Parties), defense or settlement of any of the foregoing and costs of enforcing this indemnity (collectively, "Losses") suffered or incurred by any Buyer Indemnified Party (whether resulting from third party claims or otherwise) arising out of, resulting from or relating to (i) any misrepresentation or breach of any representation or warranty made by Federal-Mogul in this Agreement or in any Transaction Document, (ii) any breach or violation of any covenant or agreement of Federal-Mogul contained in this Agreement or in any Transaction Document, (iii) any Excluded Assets or (iv) any Excluded Liabilities.

         (b) Claims made by the Buyer pursuant to the indemnification obligations of Federal-Mogul under Article IX shall be paid from funds representing the Escrow Amount held pursuant to the Escrow Agreement, with recourse to Federal-Mogul for such Claims in the event such funds are insufficient to cover such Claims.

         (c) Notwithstanding anything in this Agreement to the contrary, Federal-Mogul agrees to indemnify, defend and hold the Buyer Indemnified Parties harmless from and against any and all Losses suffered or incurred by any Buyer Indemnified Party (whether resulting from third party claims or otherwise) as a result of Buyer's purchase of the Assets and assumption of Assumed Liabilities or the consummation of the transactions contemplated by this Agreement or the Transaction Documents and arising out of resulting from or relating to, directly or indirectly, any Asbestos Claim.

9.04. INDEMNIFICATION BY BUYER. Subject to the provisions of this Article IX, Buyer agrees to indemnify, defend and hold Federal-Mogul and its affiliates and Representatives (collectively, the "F-M Indemnified Parties") harmless, from and against any and all Losses suffered or incurred by any F-M Indemnified Party (whether resulting from third party claims or otherwise) arising out of, resulting from or relating to (a) any misrepresentation or breach of any representation or warranty made by Buyer in this Agreement or in any Transaction Document, (b) any breach or violation of any covenant or agreement of Buyer contained in this Agreement or in any Transaction Document, (c)

Assets, or (d) Assumed Liabilities.

9.05 LIMITATIONS ON INDEMNITY.

         (a) The Buyer Indemnified Parties and the F-M Indemnified Parties agree not to seek recourse against, and shall not recover from Federal-Mogul or the Buyer, as the case may be, under this Section 9 on account of any Loss with respect to Claims made pursuant to Section 9.03(a)(i) or Section 9.04(a), as the case may be, until, and then only to the extent that, the cumulative and aggregate amount of all such individual Losses of the Buyer Indemnified Parties or the F-M Indemnified Parties, as the case may be, recoverable under Section 9.03(a)(i) or Section 9.04(a), as the case may be, exceeds $1.5 million.

         (b) The aggregate liability of Federal-Mogul or the Buyer, as the case may be, under Sections 9.03(a)(i) and (ii) or Sections 9.04(a) and (b), as the case may be (other than with respect to Federal-Mogul's representations and warranties relating to title to Assets contained in Section 4.04) shall not exceed an amount equal to 20% of the Purchase Price, as adjusted pursuant to
Section 2.07. The aggregate liability of Federal-Mogul under Federal-Mogul's representations and warranties relating to title to Assets contained in Section
4.04 shall not exceed an amount equal to the Purchase Price, as adjusted pursuant to Section 2.07.

         (c) The obligations of any party hereto to indemnify, defend and hold harmless any other party pursuant to (i) Section 9.03(a)(i) and Section 9.04(a), shall terminate when the applicable representation or warranty expires pursuant to Section 9.02, (ii) Sections 9.03(a)(ii), 9.03(a)(iii), and 9.03(a)(iv) and Sections 9.04(b), (c), and (d), shall terminate on the date which is three years from the Closing Date and (iii) Section 9.03(c), shall survive the Closing Date without time limitation.

9.06. EXCLUSIVE REMEDY. Except for remedies that cannot be waived as a matter of law, including, without limitation, claims based on fraud, the indemnification obligations under this Article IX shall be the sole and the exclusive remedy of the parties hereto with respect to:

         (a) any breach of any representation, warranty, covenant or agreement under this Agreement or any Transaction Document other than the Intellectual Property Agreements, the Cambridge Agreements, the Burlington Agreements, and the Sparta Agreement, by any party hereto or thereto; and

         (b) any breach of any representation or warranty under the Intellectual Property Agreements;

PROVIDED that nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that the parties hereto or thereto may have at equity for injunctive relief or specific performance.

9.07 INDEMNIFICATION PROCEDURES.

         (a) In order for an Indemnified Party to seek indemnification pursuant to this Article IX, the Indemnified Party must promptly, but in no event later than ten (10) business days after the Indemnified Party has actual knowledge of the facts constituting the basis for such claim, give notice of such claim for indemnification to the Indemnifying Party after the Indemnified Party becomes aware of the basis for a claim; PROVIDED, HOWEVER, that failure of the Indemnified Party to give such notice promptly shall not render the Indemnifying Party's obligation of indemnity inapplicable to such claim unless, but only to the extent, such failure prejudices the Indemnifying Party in the defense or settlement of such claim. Such notice shall (i) be in writing, (ii) be given prior to the applicable date set forth in Section 9.02, (iii) specifically identify the matters which have given rise to such indemnity claims in reasonable detail, and (iv) setting forth the amount of the loss, damage or expense suffered, or which may be suffered, by the Indemnified Party.

         (b) Upon receipt by an Indemnifying Party of the notice of claim for indemnity required to be given by the Indemnified Party under Section 9.07(a) above, the Indemnifying Party shall have the right, at any time thereafter, to be represented, at such Person's own expense, by legal counsel and/or accountants, consultants and experts of such Person's own choosing, with respect to (i) any settlement negotiations or (ii) any Action, including any appeal proceeding ((i) and (ii) collectively, "CLAIMS"), in each case with respect to the matter giving rise to the Claim made by a Person who is not a party hereto. In the event of any Claim by a Person who is not a party hereto, the Indemnifying Party, at its option, shall have the right to assume the control and defense of such Claim (at such Person's expense and with legal counsel reasonably acceptable to the Indemnified Party), including, without limitation, the right to control all negotiations, litigation, arbitration, settlements, compromises and appeals of such Claim; PROVIDED, HOWEVER, that prior to entering into any final settlement or compromise, (x) the Indemnifying Party shall use all reasonable efforts in light of the then prevailing circumstances (including, without limitation, any express or implied time constraints on any pending settlement offer) to consult with the Indemnified Party as to the terms of the settlement or compromise and shall use all reasonable efforts to incorporate suggested modifications if such modifications (1) would reduce the risk to the Indemnified Party of liability not indemnified hereunder and (2) would not materially adversely affect the Indemnifying Party, and (y) the Indemnifying Party shall obtain the Indemnified Party's consent to such settlement or compromise, other than for such consents with respect to any Claims for which the Indemnifying Party is providing indemnification pursuant to Article IX if
(A) the Indemnifying Party has unconditionally and irrevocably acknowledged in writing its obligation to indemnify the Indemnified Party, (B) such final settlement or compromise by its terms unconditionally releases the Indemnified Party completely from all liability in connection with such Claim and the compromise and settlement thereof, and (C) such final settlement or compromise does not provide for injunctive or other nonmonetary relief affecting the Indemnified Party. Subject to the Indemnifying Party's right to control the defense of any Claim as set forth above, the Indemnified Party shall have the right (but not the obligation) to participate in the defense of any such Claim at such Person's own cost and expense, except with respect to any Claims for which the Indemnifying Party is providing indemnification pursuant to
Section 9.03(c); provided that the Indemnifying Party has unconditionally and irrevocably acknowledged in writing its obligation to indemnify the Indemnified Party.

         (c) If the Indemnifying Party fails to assume the defense of a Claim within thirty (30) days after receipt of notice thereof from the Indemnified Party, the Indemnified Party may (but shall not be obligated to) upon delivering notice thereof to the Indemnifying Party, have the right to undertake the defense, compromise or settlement of such Claim (with counsel reasonably acceptable to the Indemnifying Party); PROVIDED, HOWEVER, that the Indemnifying Party shall have the right to participate as described above; and PROVIDED, FURTHER, that the Indemnified Party shall not compromise or settle a Claim without first obtaining the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

         (d) The Indemnified Party shall supply the Indemnifying Party with such information requested by the Indemnifying Party as is necessary or advisable for the Indemnifying Party to control or defend in any Action to the extent permitted by this Article IX (including without limitation, access to files, records and employees).

         (e) Compliance with the provisions of this Section 9.07 shall be a prerequisite to any obligation of an Indemnifying Party to indemnify. In the defense of any Claim, regardless of who is in control, each of the parties shall fully cooperate with the other party, and shall cause their affiliates, counsel and advisors to do so, and shall make available to each other all relevant books and records during normal business hours and shall furnish each other such assistance as each may reasonably request in connection with such defense.

         (f) Buyer and Federal-Mogul agree, to the extent permitted by applicable law, that indemnification payments made to either party shall be treated as a purchase price adjustment for all tax purposes.

9.08 DUPLICATION OF REMEDIES. Neither Federal-Mogul nor the Buyer shall be entitled to make a claim against the other under this Agreement, whether such claim is for a breach of warranty under an indemnity or for a reduction of the Purchase Price as provided in Section 2.03, if such claim would result in Buyer or Federal-Mogul, as the case may be, being compensated twice with respect to the same cause of action or in connection with the same subject matter.

9.09 EMPLOYEE MATTERS.

         (a) As of the Closing Date, Buyer shall offer employment to all employees of the Business (except those persons on leaves of absence and short-term or long-term disability all of whom, as of the date of this Agreement, are as listed on
Schedule 9.09(a) ("Inactive Offered Employees")), including Jacques Beaujean (the "Offered Employees") at the same salary and with respect to employees who are residing and employed in the United States, with generally comparable benefits (in the aggregate) as provided to the Offered Employees immediately prior to the Closing Date under the Employee Plans (but not including any stay bonuses and post-retirement welfare benefits). Buyer shall further offer employment to the Inactive Offered Employees who return from such leave within three months of the Closing Date. Each such offer to Inactive Offered Employees shall be made upon the return from leave and on terms that are provided by the Buyer to similarly situated Hired Employees (as defined below), determined as of the time an applicable Inactive Offered Employee accepts employment with the Buyer. Nothing in this Agreement shall (i) prevent Buyer from altering the terms, salary, wages or benefits after the Closing Date of any Offered Employee or Inactive Offered Employee who accepts such offer of employment (each, a "Hired Employee") except as specifically provided herein or (ii) create any obligation on the part of the Buyer to continue the employment of any Hired Employee for any definite period of time following the Closing Date. Federal-Mogul shall provide to Buyer upon Buyer's reasonable request such documents that are necessary for Buyer to establish the plans for the Hired Employees as required in this section 9.09(a).

         (b) From and after the Closing Date, Federal-Mogul shall remain solely liable for any and all liabilities relating to or arising in connection with the requirements of COBRA (Section 4980B of the Code or Part 6 of Title I, Subtitle B or ERISA) to provide continuation of health care coverage under any Employee Plan in respect of any current, former or retired employees of the Business who do not become Hired Employees (the "Retained Employees").

         (c) Following the Closing Date, Buyer shall cause all applicable employee benefit plans of Buyer to provide that a Hired Employee's period of employment with the Business (as established immediately prior to Closing) shall be treated as service for Buyer, for vesting under Buyer's plans (or, subject to Section 9.09(g), for any other purpose required under applicable Belgian law with respect to benefits provided to Jacques Beaujean). Buyer further agrees to recognize the vacation and sick leave days accumulated by the Hired Employees during the time they were employed by Federal-Mogul. Buyer's plans which are substantially similar to the Welfare Plans shall waive any waiting period and pre-existing condition limitations under such plans.

         (d) Neither Federal-Mogul nor Buyer shall take any action or fail to take any action with respect to any of the employees of the Business which shall give rise to any liability of the other party to any former employees of the Business or to any unit of local government under the Workers Adjustment and Retraining Notification Act, or any similar state or local law, rule or regulation.

          (e) Buyer acknowledges that the Hired Employees shall no longer be eligible and shall therefore cease to participate in the Pension Plans as of the Closing Date. Federal-

Mogul shall retain funds in its Pension Plans sufficient to meet Accrued Benefit Obligations. Buyer acknowledges that the assets of any Pension Plan are excluded from this Agreement and are not being transferred to Buyer.

         (f) Buyer shall, in accordance with, and to the extent permitted pursuant to Revenue Procedure 96-60, 1996-2 C.B. 399, assume all responsibility for preparing and filing Form W-2, Wage and Tax Statements, Form W-3, Transmittal of Income and Tax Statements, Form 941, Employer's Quarterly Federal Tax Returns, Form W-4, Employee's Withholding Allowance Certificates, and Form W-5, Earned Income Credit Advance Payment Certificates, and the applicable employee withholding tax forms required under foreign law for wages paid after the Closing Date. For this purpose, Federal-Mogul and Buyer agree to comply with the alternative procedure described in Section 5 of Revenue Procedure 96-60, or corresponding provisions of foreign law, if applicable.

         (g) If the Buyer terminates the employment of Jacques Beaujean within six months after the Closing Date, and provided that it does not re-hire or contract directly or indirectly for the services of Jacques Beaujean within a further one-year period, Federal-Mogul shall be responsible for any and all legally imposed severance costs except to the extent that acts of the Buyer (other than continued employment on substantially similar terms as he is currently employed) cause such costs to be greater than they would be if he were terminated as of the Closing Date.

9.10 TAX MATTERS.

         (a) Federal-Mogul and Buyer shall provide each other with such assistance as may reasonably be requested by them in connection with the preparation of any Tax Return or Tax audit or other examination by any governmental authority or any judicial or administrative proceeding related to liability for Taxes. Federal-Mogul and Buyer shall retain and provide each other with any records or information which may be relevant to such preparations, audit examination, proceeding or determination. The party requesting assistance hereunder shall reimburse the other for reasonable out-of-pocket expenses incurred in providing such assistance.

         (b) In the event of an Action by any taxing authority or governmental entity or other third-party for Taxes, Buyer shall permit Federal-Mogul, at Federal-Mogul's expense, to control any proceeding relating to Taxes for which Federal-Mogul may reasonably be expected to indemnify Buyer, unless such proceeding also relates to Taxes for which Buyer may be liable, in which case Buyer and Federal-Mogul shall cooperate in good faith with respect to such proceeding.

         (c) Buyer shall pay when due any Taxes that are Assumed Liabilities. Federal-Mogul shall pay when due any Taxes relating to the Business that are not Assumed Liabilities. Buyer shall promptly pay (within 30 days of receipt) to Federal-Mogul the amount of any Tax refund, credit or offset (including any interest paid or credited with respect thereto) received, or utilized in the case of a credit or offset, by Buyer to the extent such refund, credit or offset relates to Taxes paid (either directly to a taxing authority or to Buyer pursuant to Article IX of this Agreement) by Federal-Mogul.

9.11 TRADE ACCOUNTS RECEIVABLE. Buyer agrees to use reasonable best efforts to assist Federal-Mogul in the collection of Trade Accounts Receivable, and to promptly remit to Federal-Mogul no later than the first business day following the week in which the Buyer receives any funds collected by Buyer that may reasonably be attributed to Trade Accounts Receivable. Federal-Mogul agrees not to, after the Closing Date, contact those customers of the Business that continue to pay the Trade Accounts Receivable in accordance with past practice, provided that all Trade Accounts Receivable are remitted in accordance with the foregoing.

9.12 ALLOCATION. Buyer and Federal-Mogul agree that as soon as reasonably practical after the date of this Agreement, but in any event before Closing, they shall allocate the Purchase Price and all other capitalized costs among the Assets in accordance with an allocation schedule (the "Purchase Price Allocation Schedule") proposed by Buyer and reasonably acceptable to Federal-Mogul, which shall be prepared in a manner required by Section 1060 of the Code . Within 30 days of the Final Payment Date, Buyer and Federal-Mogul shall adjust the Purchase Price Allocation Schedule as may be appropriate based on the Final Effective Net Working Capital Statement and the Final Effective Date Balance Sheet. Buyer and Federal-Mogul shall prepare mutually acceptable and substantially identical initial and supplemental IRS Forms 8594 "Asset Acquisition Statements Under Section 1060" consistent with the Purchase Price Allocation Schedule which the parties shall use to report the transactions contemplated by this Agreement to the applicable taxing authorities. Neither Buyer nor Federal-Mogul will contend or represent that such allocation is not a correct allocation.

9.13 CONFIDENTIALITY.

         (a) From and after the Closing, for a period of three years from the Closing Date Federal-Mogul shall, and shall cause each of its affiliates and Representatives to maintain in strict confidence any and all confidential information concerning the Assets and the Business. It is understood that Federal-Mogul shall not have any liability hereunder with respect to information that (i) is in or, through no fault of Federal-Mogul or any of its Representatives, comes into the public domain, (ii) Federal-Mogul is legally required to disclose, or (iii) is or becomes available to Federal-Mogul from a source (other than Buyer or any of its affiliates or Representatives) which, to the best of Federal-Mogul's knowledge, is not prohibited from disclosing such information to Federal-Mogul by a legal, contractual or fiduciary obligation.

         (b) In the event that Federal-Mogul or any of its affiliates or Representatives are required by law to disclose any such information, Federal-Mogul shall promptly notify the Buyer in writing so that the Buyer may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion has



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been denied, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of Federal-Mogul's outside legal counsel, is required by law to be disclosed (provided that the Person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information). Federal-Mogul shall continue to be bound by its obligations pursuant to this
Section 9.13 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

         (c) From and after the Closing, for a period of three years from the Closing Date the Buyer shall, and shall cause each of its affiliates and Representatives to, maintain in strict confidence any and all confidential information concerning Federal-Mogul which is not related to the Assets or the Business and which the Buyer is not purchasing or licensing in connection with the transactions contemplated by this Agreement or the Transactions Documents. It is understood that the Buyer shall not have any liability hereunder with respect to information that (i) is in or, through no fault of the Buyer or any of its Representatives, comes into the public domain, (ii) the Buyer is legally required to disclose, or (iii) is or becomes available to the Buyer from a source (other than Federal-Mogul or any of its affiliates or Representatives) which, to the best of the Buyer's knowledge, is not prohibited from disclosing such information to the Buyer by a legal, contractual or fiduciary obligation.

         (d) In the event that the Buyer or any of its affiliates or Representatives are required by law to disclose any such information, the Buyer shall promptly notify Federal-Mogul in writing so that Federal-Mogul may seek a protective order and/or other motion to prevent or limit the production or disclosure of such information. If such motion has been denied, then the Person required to disclose such information may disclose only such portion of such information which, based on advice of the Buyer's outside legal counsel, is required by law to be disclosed (provided that the Person required to disclose such information shall use all reasonable efforts to preserve the confidentiality of the remainder of such information). The Buyer shall continue to be bound by its obligations pursuant to this Section 9.13 for any information that is not required to be disclosed, or that has been afforded protective treatment, pursuant to such motion.

         (e) Upon the Closing the confidentiality letter dated December 1, 2000 shall terminate and be of no further force or effect.

9.14 INTELLECTUAL PROPERTY MEDIATION. Notwithstanding anything to the contrary contained herein, in the event of a dispute concerning any of Sections 4.20(c)(i) through 4.20(c)(viii) and Section 4.20(d) before any litigation is commenced a representative of each party with authority to settle on behalf of the party shall meet in person in a good faith effort to resolve the dispute. If no resolution is reached within 30 days of such meeting, within two weeks thereafter the parties shall engage in a non-binding facilitative mediation with a neutral attorney mutually agreed upon by both parties specializing in patent or trademark law (as applicable) serving as the mediator; provided that if such


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mediation does not resolve the dispute between the parties within twenty (20)
business days after having been commenced, either party may terminate such mediation and commence litigation.

9.15 INTERNET RESOURCES. Within 30 days after the Closing Date, the Buyer shall remove from all of its web sites (including, without limitation, www.championaviation.com and www.championav.com) all mention and references to Federal-Mogul (including that displayed by the "view source" function) and hyperlinks to www.federal-mogul.com, www.champion.com, and their derivatives except to the extent that the Buyer first obtains the express prior written consent of Federal-Mogul.

                                   ARTICLE X.
                                  MISCELLANEOUS

10.01 TERMINATION. This Agreement may be terminated at any time prior to the Closing Date:

         (a) by mutual written consent of Buyer and Federal-Mogul;

         (b) by either Buyer or Federal-Mogul by giving written notice to the other party if the Closing shall not have occurred by June 30, 2001, unless extended by written agreement of the parties; provided that the party seeking termination pursuant to this subsection (b) is not in default or breach hereunder and provided, further, that the right to terminate this Agreement under this subjection (b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

         (c) by either Buyer or Federal-Mogul by giving written notice to the other party if any governmental authority shall have issued an executive order, decree, injunction or other ruling prohibiting the consummation of any of the transactions contemplated by this Agreement, and such executive order, decree, injunction or other ruling shall not be subject to appeal or shall have become final and nonappealable.

In the event that this Agreement shall be terminated pursuant to this Section, all obligations of the parties hereto under this Agreement shall terminate and there shall be no liability of any party hereto to any other party and each party hereto shall bear its own expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement, except that (i) the obligations of the parties under Section 6.01(b), Section 10.03,
Section 10.05 and Section 10.08 of this Agreement shall remain in full force and effect and (ii) such termination shall not relieve either party of any liability for any breach of this Agreement.

10.02 ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and



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permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other party, except that Buyer may assign any or all of its rights and/or obligations hereunder to (i) one of its wholly-owned Subsidiaries, (ii) at or after the Closing, any financing source of Buyer or TransDigm, Inc. or (iii) after the Closing, to any other Person, in each case, without the consent of Federal-Mogul; provided, that any such assignment shall not relieve Buyer from any liability hereunder.

10.03 NOTICES. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when received if personally delivered; when transmitted if transmitted by fax, electronic or digital transmission method; two days after it is sent, if sent for next day delivery to a domestic address by recognized overnight delivery service; and upon receipt, if sent by certified or registered mail, return receipt requested. In each case, notice shall be sent to:

                  If to Buyer, addressed to:

                                          President
                                          TransDigm, Inc.
                                          26380 Curtiss Wright Parkway
                                          Suite 304
                                          Richmond Heights, Ohio  44143
                                          Fax: 216-289-4937

                  With a copy to:         Latham & Watkins
                                          885 Third Avenue
                                          New York, NY 10022
                                          Attention:  Steven Della Rocca, Esq.
                                          Telecopy:  (212) 751-4864

                  If to Federal-Mogul:    Charles B. Grant
                                          Vice President - Corporate Development
                                          c/o Federal-Mogul Corporation
                                          26555 Northwestern Highway
                                          Southfield, MI  48034
                                          Facsimile No. (248) 354-7999

                  With a copy to:         c/o Federal-Mogul Corporation
                                          26555 Northwestern Highway
                                          Southfield, MI  48034
                                          Attention:  General Counsel
                                          Facsimile No. (248) 354-8103



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         Or to such other place and with such other copies as either party may designate as to itself by written notice to the others.

10.04 FURTHER ASSURANCES. The parties shall execute and deliver without further consideration any further documents, and perform such other lawful acts as may be reasonably required to fully secure and/or evidence the rights or interests transferred. However, Federal-Mogul shall have no responsibility for the recording of any instrument of transfer of any item of Intellectual Property to Buyer. Buyer shall bear that responsibility in its entirety along with any expense; provided that, notwithstanding any of the foregoing, with respect to any item of Intellectual Property transferred or licensed to Buyer, Federal-Mogul at its sole expense shall be responsible for recording with the applicable authorities all instruments of transfer relating to each such item of Intellectual Property prior to the transfer provided for in the Intellectual Property Agreements.

10.05 GOVERNING LAW. The laws of the State of New York shall govern the interpretation, validity and performance of the terms of this Agreement, regardless of the law that might be applied under principals of conflicts of law. Any suit, action or proceeding by a party hereto with respect to this Agreement, or any judgment entered by any court in respect thereof, may be brought in any state or federal court of competent jurisdiction in the State ofNew York, and each party hereto hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding or judgment.

10.06 ENTIRE AGREEMENT; AMENDMENTS AND WAIVERS. This Agreement, together with all exhibits and schedules hereto and the Transaction Documents, constitute the entire agreement among the parties pertaining to the subject matter hereof and thereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

10.07 MULTIPLE COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.08 EXPENSES. Except as expressly provided in this Agreement, each party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such party in preparation for carrying this Agreement into effect.



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10.09 TITLES. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

10.10 THIRD PARTY BENEFICIARIES. No provisions of this Agreement or any agreement or document referenced herein shall create a third-party beneficiary relationship or otherwise confer any benefit, entitlement or right upon any Person other than the parties to this Agreement and their permitted assigns.

                                                    [Signature Page Follows]



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                                            AVIATION ACQUISITION CORPORATION

                                            By:  /s/ Douglas Peacock

                                            Title:  President

                                            FEDERAL-MOGUL IGNITION COMPANY


                                            By:  /s/ Charles B. Grant

                                            Title:  Vice President


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